UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

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PTC INC.

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PTC INC.

NOTICE OF 2015 ANNUAL MEETING OF STOCKHOLDERS

Wednesday, March 4, 2015

8:00 a.m.

Eastern Standard Time

The Ritz-Carlton Hotel & Resort

280 Vanderbilt Beach Road

Naples, Florida 34108

Proposals to be voted on at the Annual Meeting

Proposal	Board Recommendation

Elect seven directors to serve until the 2016 Annual Meeting of Stockholders.	FOR

Advisory vote to approve the compensation of our named executive officers (say-on-pay).	FOR

Re-Approve the performance goals under the 2009 Executive Cash Incentive Performance Plan.	FOR

Advisory vote to confirm the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the current fiscal year.	FOR

Other matters that are properly brought before the meeting may also be considered.

Stockholders at the close of business on January 5, 2015 are entitled to vote.

Please vote your shares before the meeting, even if you plan to attend the meeting. Your broker will not be able to vote your shares on the election of directors, the say-on-pay vote or the cash incentive plan performance measures unless you have given your broker specific instructions to do so. You may vote your shares by Internet or, if you have requested a proxy card, by telephone or mail.

By Order of the Board of Directors

AARON C. VON STAATS

Secretary

Needham, Massachusetts

January 21, 2015

Important Notice of the Internet Availability of Proxy Materials

The Proxy Statement and our 2014 Annual Report are available to stockholders at www.proxyvote.com.

PTC Principal Executive Office | 140 Kendrick Street, Needham, Massachusetts 02494

Reducing the Environmental Impact of Our Solicitations

Electronic Delivery of Proxy Materials

We began providing proxy materials electronically to our shareholders in connection with our 2008 Annual Meeting of Stockholders and provide printed proxy materials only to stockholders that have not requested electronic delivery. This has reduced the number of proxy statements and Annual Reports on Form 10-K that are printed and mailed each year from 43,000 copies of each document in 2007 to approximately 2,000 copies of each document in 2015.

If you currently receive printed copies of our proxy materials and you would like to reduce the environmental impact associated with printing and mailing future proxy materials to you, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the Internet voting instructions on your notice or proxy card and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

Materials Sent to Stockholders Sharing the Same Surname and Address

Stockholders holding their shares in a brokerage account or bank account that share the same surname and address generally receive only one copy of the notice or materials. This practice conserves natural resources and reduces duplicate mailings and associated printing and postage costs. If you would like to receive a separate copy of the notice, our annual report and/or proxy statement, as applicable, or to receive separate copies of future mailings, please submit your request to the address or phone number that appears on your notice or proxy card. We will deliver such additional copies promptly upon receipt of such request. Stockholders receiving multiple copies at the same address may request that they receive only one. To do so, please submit your request to the address or phone number that appears on your notice or proxy card.

PTC Inc. Proxy Statement

PROXY STATEMENT for 2015 ANNUAL MEETING OF STOCKHOLDERS

PTC Inc. Proxy Statement	Page | i

PTC Inc. Proxy Statement	Page | ii

PROXY STATEMENT SUMMARY

This summary highlights information contained elsewhere in this proxy statement and does not contain all of the information you should consider. You should read the entire proxy statement before voting. For more complete information regarding PTC’s 2014 performance, you should read our Annual Report on Form 10-K, which accompanies this proxy statement.

MATTERS TO BE VOTED ON AT THE MEETING

PROPOSAL	BOARD RECOMMENDATION	PAGE NO.

Elect seven directors to serve until the 2016 Annual Meeting of Stockholders.	FOR ALL NOMINEES	5

Advisory vote to approve the compensation of our named executive officers (say-on-pay).	FOR	20

Re-Approve the performance goals under the 2009 Executive Cash Incentive Performance Plan.	FOR	44

Advisory vote to confirm the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the current fiscal year.	FOR	47

DIRECTOR NOMINEES

NOMINEE	INDEPENDENCE	COMMITTEES	DIRECTOR SINCE

Thomas Bogan	Independent	Audit Committee Corporate Governance Committee	2011

Janice Chaffin	Independent	Corporate Governance Committee Corporate Development Committee	2013

Donald Grierson Chairman of the Board*	Independent	Chair, Compensation Committee Corporate Governance Committee Corporate Development Committee	1987

James Heppelmann	President and CEO PTC	—	2008

Paul Lacy	Independent	Chair, Corporate Governance Committee Audit Committee Compensation Committee	2009

Robert Schechter*	Independent	Chair, Audit Committee Compensation Committee	2009

Renato (Ron) Zambonini	Independent	Chair, Corporate Development Committee Corporate Governance Committee Compensation Committee	2011

*  Mr. Grierson’s term as Chairman expires at the 2015 Annual Meeting and it is expected that Mr. Schechter will then become Chairman.

All director nominees attended at least 75% of the meetings of the Board and of the committees on which they serve during the past year.

PTC Inc. Proxy Statement	Page | 1

2014 FINANCIAL PERFORMANCE

Up 5% Non-GAAP Revenue	Up 36% Operating Cash Flow	Up 19% Non-GAAP Operating Income	Up 20% Non-GAAP Earnings per Share	Up 30% Stock Price on September 30
Appendix A contains a reconciliation of Non-GAAP measures to GAAP results for 2014 and 2013.

2014 EXECUTIVE COMPENSATION(1)

EXECUTIVE	FISCAL 2014	FISCAL 2013	% CHANGE
James Heppelmann President, Chief Executive Officer	$6,502,968	$6,507,640	(0.07)%
Jeffrey Glidden EVP, Chief Financial Officer	$2,596,352	$2,597,628	(0.05)%
Barry Cohen EVP, Strategy	$2,588,552	$2,589,978	(0.06)%
Anthony DiBona EVP, Global Support	$1,963,309	—(2)	—(2)
Robert Ranaldi EVP, Global Sales and Distribution	$2,206,302	$2,057,640	7.22%

(1)    Compensation for PTC’s CEO, CFO and three most highly compensated officers for 2014. Compensation consists of salary paid, performance-based bonus paid, grant date value of RSUs granted and 401(k) Plan matching contributions.

(2)    Mr. DiBona was not a named executive officer for 2013.

PERCENTAGE OF PERFORMANCE-BASED COMPENSATION FOR 2014

PTC Inc. Proxy Statement	Page | 2

CORPORATE GOVERNANCE HIGHLIGHTS

¡     Annual Election of All Directors

¡    Majority Voting Policy for Uncontested Director Elections

¡    7 Director Nominees / 6 Independent Director Nominees

¡     Independent Board Chairman

¡    Independent Audit, Compensation and Governance/Nominating Committees

¡    Regular Executive Sessions of Independent Directors

¡    No Stockholder Rights Plan (“Poison Pill”)

¡    Stockholder Right to Call a Special Meeting

¡    No Supermajority Voting Requirements in Charter or By-Laws

¡    Stock Ownership Requirements for Directors and Executive Officers

¡    Pay-for-Performance Executive Compensation

¡     Executive Incentive Compensation Clawback Policy

¡    No Pledging or Hedging of Stock by Executives or Employees

2014 PRICEWATERHOUSECOOPERS LLP SERVICES AND FEES

TYPE OF PROFESSIONAL SERVICE	FISCAL 2014	FISCAL 2013
Audit Fees	$4,522,600	$3,886,500
Audit-Related Fees(1)	$747,700	$747,800
Tax Fees(2)	$1,657,100	$2,390,800
All Other Fees(3)	$1,800	$1,800

(1)    Consists principally of fees for services related to financial due diligence in connection with acquisition targets and consultations concerning financial accounting and reporting standards.

(2)    Consists principally of fees related to tax compliance, tax planning and tax advice services, and tax compliance services related to PTC’s expatriate employees (including assistance with individual tax compliance that PTC provides as a benefit to these employees) as follows:

Type of Tax Service	Fiscal 2014	Fiscal 2013
Tax compliance and preparation services (comprised of preparation of original and amended tax returns, claims for refunds, and tax payment planning services)	$335,500	$567,300
Tax compliance services related to PTC’s expatriate employees	607,000	713,100
Other tax services, including tax planning and advice services and assistance with tax audits	714,600	1,110,400

Total	$1,657,100	$2,390,800

(3) Consists of fees for accounting research software.
Refer to Proposal 4 on page 47 for more information about PricewaterhouseCoopers LLC’s services.

PTC Inc. Proxy Statement	Page | 3

INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

2015 Annual Meeting of Stockholders
Date and Time	Place

Wednesday, March 4, 2015 8:00 a.m. Eastern Standard Time	The Ritz-Carlton Hotel & Resort 280 Vanderbilt Beach Road Naples, Florida 34108

Proposals to be Voted on at the Meeting

Proposal	Board Recommendation
Elect seven directors to serve until the 2016 Annual Meeting of Stockholders.	FOR
Advisory vote to approve the compensation of our named executive officers (Say-on-Pay).	FOR
Re-Approve the performance goals under the 2009 Executive Cash Incentive Performance Plan.	FOR
Advisory vote to confirm the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the current fiscal year.	FOR

How You May Vote

All stockholders as of January 5, 2015 have the right to attend and vote at the Annual Meeting of Stockholders. You may vote by proxy in advance of the meeting. You may attend the meeting even if you have voted by proxy before the meeting. In order to establish a quorum and to facilitate the tabulation of votes, please vote before the meeting, even if you plan to attend the meeting.

Voting by Proxy	Voting in Person

If you vote by proxy, your shares will be voted at the meeting as you instruct. If you do not provide instructions, your shares will be voted in accordance with the Board’s recommendations as set forth above. If any matter not listed in the Notice of Meeting is properly presented at the Annual Meeting, your shares will be voted in accordance with the designated proxies’ best judgment.

To vote, you should follow the voting instructions the notice or proxy card sent to you.

You may vote by Internet or, if you received a proxy card, by telephone or mail.

If you wish to vote in person, you should have the required documentation described below with you.

If you are a record holder (that is, you hold your shares directly and not through a brokerage account), you should bring a government issued document that identifies you (such as a Driver’s License or Passport).

If you are a beneficial holder (that is, you hold your shares through a brokerage account), you will need to obtain a legal proxy from the brokerage firm to enable you to vote at the meeting. You should also bring a government issued document that identifies you.

You have one vote for each share of common stock that you owned at the close of business on January 5, 2015. On that date, there were 114,926,825 shares of our common stock outstanding. Common stock is our only class of voting stock.

Additional information about the Annual Meeting and voting and other administrative matters begins on page 56.

We made this proxy statement available to stockholders on January 21, 2015.

PTC Inc. Proxy Statement	Page | 4

PROPOSAL 1: ELECTION OF DIRECTORS

The Board is elected by the stockholders to represent and protect their interest in PTC. The Board selects and oversees the members of senior management, who are responsible for conducting the business of PTC.

Election Process and Voting Standard

In August 2014, we declassified the Board of Directors to provide that all directors will stand for election each year. Directors are elected by a plurality of votes received. However, we maintain a Majority Voting Policy for uncontested director elections that requires a director who does not receive a majority of the votes cast in favor of his or her election to promptly tender his or her resignation from the Board. The Corporate Governance Committee will consider the resignation and recommend to the Board whether or not to accept the resignation. The Board will use its best efforts to act on the resignation and publicly disclose its decision and its rationale within 90 days following certification of the election results. The Director who tenders his or her resignation may not participate in the decisions of the Corporate Governance Committee or the Board that concern the resignation.

Director Nominations

The Corporate Governance Committee is responsible for identifying and evaluating nominees for director and for recommending to the Board a slate of nominees for election at each Annual Meeting of Stockholders. Candidates may be suggested by directors, management, stockholders or by a director search firm retained by the Committee. Stockholders that wish to nominate a candidate may do so in accordance with the procedures described in “STOCKHOLDER PROPOSALS AND NOMINATIONS.” Candidates properly nominated by stockholders will be given the same consideration as other proposed candidates.

Director Qualifications

The Corporate Governance Committee’s mandate is to create and maintain a Board with a diversity of skills and attributes that is aligned with PTC’s current and anticipated future strategic needs. Beyond a few general requirements, the Corporate Governance Committee does not rely on a fixed set of qualifications for director nominees, but views the composition of the Board as a whole and the experience and skills each director nominee brings to the Board.

PTC values diversity and believes that diversity among the directors as to personal and professional experiences, opinions, perspectives and backgrounds, as well as diversity with respect to race, ethnicity, gender, age and cultural backgrounds, is desirable. The Committee does not maintain a diversity policy, but seeks to achieve diversity through its thoughtful selection of qualified candidates.

Qualifications Required of All Directors.    The Corporate Governance Committee considers each candidate’s character and professional ethics, judgment, leadership experience, business experience and acumen, familiarity with relevant industry issues, national and international experience and such other then relevant skills and experience as may contribute to the Board’s effectiveness and PTC’s success. In addition, all candidates must be able to dedicate sufficient time and resources for the diligent performance of the duties required of a member of the Board of Directors and must not hold positions or interests that conflict with their responsibilities to PTC. Candidates must also comply with any other minimum qualifications for either individual directors or the Board as a whole mandated by applicable laws or regulations. The Committee will also consider whether the candidate is independent of PTC as PTC’s Corporate Governance Guidelines require that at least a majority of members of the Board of Directors qualify as independent directors in accordance with NASDAQ independence rules.

Specific Qualifications, Skills and Experience Required of the Board.    The Committee believes that certain qualifications, skills and experience should be represented on the Board, as described below, although not every member of the Board must possess all such qualifications, skills and experience to be considered capable of making valuable contributions to the Board.

PTC Inc. Proxy Statement	Page | 5

Proposal 1:  Election of Directors

The Board considers the following qualifications, skills and experience essential for the effectiveness and success of the PTC Board.

CEO / President Experience Our business is complex and evolving rapidly. CEOs / Presidents have proven leadership experience in developing and advancing a vision and making executive-level decisions.

Financial Expertise

Our business and financial model is complex and multinational. Individuals with financial expertise are able to identify and understand the issues associated with our business and financial model.

Enterprise Software Experience We are an enterprise software company. Those with enterprise software experience are better able to understand the risks and opportunities facing our business.

Strategy Our success depends on successful development and execution of our corporate strategy.

PTC Business and/or Manufacturing

Our business is complex and has developed significantly over time. Historical knowledge of the company enables better understanding of what is likely to work operationally for the company.

We primarily serve the companies in the manufacturing industry. Understanding of this industry enables better understanding of how we can best address the needs of our customers.

Marketing Our business depends on successfully creating awareness of our products and entering new markets. Persons with marketing experience can help us identify ways to do so successfully.

R&D / Technology

Our business depends on the success of our research and development efforts to develop our products and expand our offerings. Experience in this area enables better understanding of the challenges we face and best practices.

Global Experience

We are a global company, with approximately 40% of our revenue coming from Europe and 20% of revenue coming from the Asia-Pacific region. Global experience enables better understanding of the complexities and issues associated with running a global business and the challenges we face.

Director Nominees

All of the current directors, other than Michael Porter who will transition off the Board when his term ends at this year’s annual meeting, are up for reelection. We expect to continue our strategic consulting arrangement with Professor Porter after he transitions from the Board.

Information about each of the director nominees, including their qualifications, skills and experience that led the Corporate Governance Committee and the Board to conclude that the director should serve as a director of the company, is discussed below. Information about their PTC stock ownership is set forth in “INFORMATION ABOUT PTC COMMON STOCK OWNERSHIP, Stock Owned by Directors and Officers.”

Independence of Our Directors.    Our Board of Directors has determined that Messrs. Bogan, Grierson, Lacy, Shechter and Zambonini and Ms. Chaffin are “Independent” under applicable NASDAQ rules. None of the independent directors, to our knowledge, have any business, financial, family or other type of relationship with PTC or its management that would impact their independence.

The Board of Directors recommends that you vote FOR the election of all of the director nominees.

PTC Inc. Proxy Statement	Page | 6

Proposal 1:  Election of Directors

Thomas F. Bogan	Director Since 2011	Age 63
Board Committees:	¡ Audit ¡ Corporate Governance
Other Public Company Boards:	Citrix Systems, Inc. (Chair); Rally Software Development Corp. (Lead Director)

Venture Partner (Retired), Greylock Partners, a venture capital firm. Mr. Bogan was a Partner of Greylock Partners from May 2004 to December 2009, and was President and Chief Operating Officer of Rational Software Corporation, an S&P 500 enterprise software company, from 2000 until its sale to IBM in 2003.

Specific Qualifications and Experience
CEO/President Experience Served as President of Rational Software, Inc. and as Chief Executive Officer of Pacific Data Products and of Avatar Technologies.
Financial Expertise Financial and accounting expertise as a result of his positions as a financial officer in public and private companies and positions in public accounting earlier in his career.

Enterprise Software Experience

Enterprise software experience as a result of his positions as President of Rational Software, Inc., an enterprise software company specializing in application lifecycle management, and as Chief Executive Officer of Pacific Data Products and of Avatar Technologies, both of which were networking and peripheral product companies. Also serves as a director of Rally Software Development Corp., a global provider of cloud-based solutions for managing agile software development.

Strategy Strategic expertise as a result of his experience at Rational Software, Inc. and as a venture capital investor at Greylock Partners.
Global Experience Global experience as a result of his positions as President at Rational Software, Inc. and as Chief Executive Officer of Pacific Data Products and of Avatar Technologies

PTC Inc. Proxy Statement	Page | 7

Proposal 1:  Election of Directors

Janice D. Chaffin	Director Since 2013	Age 60
Board Committees:	¡ Corporate Governance ¡ Corporate Development
Other Public Company Boards:	International Game Technology; Synopsys, Inc.; Informatica Corporation (2001 – 2008)

Group President, Consumer Business Unit (Retired), Symantec Corporation, a provider of security, backup and availability solutions. Ms. Chaffin served as Group President, Consumer Business Unit of Symantec from April 2007 to March 2013. Prior to that, she served as Chief Marketing Officer of Symantec from 2003 to 2007. Prior to that, Ms. Chaffin spent over twenty years at Hewlett-Packard Company, a global technology company, in management and marketing leadership positions.

Specific Qualifications and Experience
CEO/President Experience Served as Group President, Consumer Business Unit, Symantec Corporation.

Financial Expertise

Financial and accounting expertise as a result of her positions at Symantec Corporation and Hewlett-Packard Company. Ms. Chaffin also holds a Masters of Business Administration from the University of California, Los Angeles.

Enterprise Software Experience Enterprise software experience as a result of her positions at Symantec Corporation and Hewlett-Packard Company and as a director of Informatica Corporation.
Strategy Strategic expertise as a result of her experience at Symantec Corporation and Hewlett-Packard Company and as director of Informatica Corporation.
Marketing Served as Chief Marketing Officer, Symantec Corporation, and in marketing leadership positions at Hewlett-Packard Company.
Global Experience Global experience as a result of her positions at Symantec Corporation and Hewlett-Packard Company.

PTC Inc. Proxy Statement	Page | 8

Proposal 1:  Election of Directors

Donald K. Grierson	Director Since 1987	Age 80
Board Committees:	¡ Compensation (Chair) ¡ Corporate Governance ¡ Corporate Development

Chief Executive Officer (Retired), ABB Vetco International, an oil services business. Mr. Grierson was Chief Executive Officer and President of ABB Vetco Gray, Inc. from September 2002 to November 2004 and from 1991 to March 2001. Mr. Grierson served as Executive Director of ABB Vetco Gray, Inc. from March 2001 to September 2002.

Specific Qualifications and Experience
CEO/President Experience Served as Chief Executive Officer, ABB Vetco International, and as Chief Executive Officer and President of ABB Vetco Gray, Inc.
Financial Expertise Financial and accounting expertise as a result of his positions at ABB Vetco International and ABB Vetco Gray, Inc. Mr. Grierson also previously served on the PTC Audit Committee.
Strategy Strategic expertise as a result of his positions at ABB Vetco International and ABB Vetco Gray, Inc. and as a director of PTC Inc.

Extensive Knowledge of PTC Business and/or Manufacturing

Extensive knowledge of PTC business and the markets in which PTC operates as a result of his tenure on the PTC Board. Mr. Grierson also has extensive knowledge of the manufacturing industry – the primary industry served by PTC products – as a result of his experience at ABB Vetco International and ABB Vetco Gray, Inc.

Global Experience Global experience as a result of his position at ABB Vetco Gray, Inc.

PTC Inc. Proxy Statement	Page | 9

Proposal 1:  Election of Directors

James E. Heppelmann	Director Since 2008	Age 50
Board Committees:	None
Other Public Company Boards:	Sensata Technologies Holdings N.V.

President and Chief Executive Officer of PTC since October 2010. Mr. Heppelmann was President and Chief Operating Officer of PTC from March 2009 to September 2010, Executive Vice President and Chief Product Officer of PTC from February 2003 to February 2009, and Executive Vice President, Software Solutions and Chief Technology Officer of PTC from June 2001 to January 2003. Mr. Heppelmann joined PTC in 1998.

Specific Qualifications and Experience
CEO/President Experience Serves as President and Chief Executive Officer of PTC Inc. and was a founder and the President of Windchill Technology, Inc. prior to its acquisition by PTC.
Financial Expertise Financial and accounting expertise as a result of his positions at PTC Inc. and Windchill Technology, Inc.
Enterprise Software Experience Enterprise software experience as a result of his positions at PTC Inc. and Windchill Technology, Inc.
Strategy Significant strategic expertise as a result of his positions at PTC Inc. and Windchill Technology, Inc.

Extensive Knowledge of PTC Business and/or Manufacturing

Extensive knowledge of PTC business and the markets in which PTC operates as a result of his positions at PTC Inc. and Windchill Technology, Inc.

Marketing Marketing experience as a result of his position as Chief Product Officer of PTC Inc., in which position he was responsible for PTC’s Marketing function as well.

Technology / R&D

Technology and research and development expertise as a result of his positions at PTC Inc., including as Chief Product Officer and Chief Technology Officer, and at Windchill Technology, Inc.

Global Experience Global experience as a result of his positions at PTC Inc.

PTC Inc. Proxy Statement	Page | 10

Proposal 1:  Election of Directors

Paul A. Lacy	Director Since 2009	Age 67
Board Committees:	¡ Corporate Governance (Chair) ¡ Audit ¡ Compensation

President (Retired), Kronos Incorporated, a global enterprise software company. Mr. Lacy served as President and Secretary of Kronos from May 2006 through June 2008. He served as President, Chief Financial and Administrative Officer, Treasurer and Secretary of Kronos from November 2005 through April 2006, and as Executive Vice President and Chief Financial and Administrative Officer of Kronos from April 2002 through October 2005.

Specific Qualifications and Experience
CEO/President Experience Served as President of Kronos Incorporated.
Financial Expertise Financial and accounting expertise as a result of serving as President and as Chief Financial Officer of Kronos Incorporated.

Enterprise Software Experience

Enterprise software experience as a result of his positions at Kronos Incorporated. During his tenure at Kronos, Kronos grew from a $26 million hardware company into a $662 million public global enterprise software company.

Strategy

Strategic expertise as a result of his positions at Kronos Incorporated. During his tenure at Kronos, Kronos grew from a $26 million hardware company into a $662 million public global enterprise software company.

Global Experience Global experience as a result of his positions at Kronos Incorporated.

PTC Inc. Proxy Statement	Page | 11

Proposal 1:  Election of Directors

Robert P. Schechter	Director Since 2009	Age 66
Board Committees:	¡ Audit (Chair) ¡ Compensation
Other Public Company Boards:	Tremor Video Inc. and EXA Corporation Unica Corporation (2005—2010) and Soapstone Networks, Inc. (2003—2009)

Chief Executive Officer (Retired), NMS Communications Corporation, a global provider of hardware and software solutions for the communications industry. Mr. Schechter served as Chairman and Chief Executive Officer of NMS from 1995 to 2008.

Specific Qualifications and Experience
CEO/President Experience Served as President and Chief Executive Officer of NMS Communications Corporation.

Financial Expertise

Financial and accounting expertise as a result of his positions at NMS Communications Corporation and at Lotus Development Corporation, where he was the Chief Financial Officer. Mr. Schechter was also a partner at Coopers & Lybrand LLP, an independent audit firm, and served as Chairman of its North East Region High Tech Practice. He also holds a Masters of Business Administration from the Wharton School of the University of Pennsylvania.

Enterprise Software Experience Enterprise software experience as a result of his positions at NMS Communications Corporation and Lotus Development Corporation.

Extensive Knowledge of PTC Business and/or Manufacturing

Knowledge of manufacturing as a result of his position at NMS Communications Corporation, which manufactured hardware and software products for the telecommunications industry.

Strategy Strategic expertise as a result of his positions at NMS Communications Corporation and Lotus Development Corporation.

Marketing

Significant marketing experience as a result of his position as Senior Vice President at Lotus Development Corporation, in which position he was responsible for all sales, marketing, customer service and product development outside North America.

Technology / R&D

Technology and research and development expertise as a result of his position as Senior Vice President at Lotus Development Corporation, in which position he was responsible for sales, marketing, customer service and product development outside North America.

Global Experience Global experience as a result of his positions at NMS Communications Corporation and Lotus Development Corporation.

PTC Inc. Proxy Statement	Page | 12

Proposal 1:  Election of Directors

Renato Zambonini	Director Since 2011	Age 68
Board Committees:	¡ Corporate Development (Chair) ¡ Compensation ¡ Corporate Governance
Other Public Company Boards:	CA, Inc. Cognos Incorporated (1994 - 2008) and Emergis Inc. (2005 - 2008)

President and Chief Executive Officer (Retired) of Cognos Incorporated, a global leader in corporate performance management solutions. Mr. Zambonini was Chief Executive Officer of Cognos from September 1995 to June 2004 and President of Cognos from January 1993 to April 2002.

Specific Qualifications and Experience

CEO/President Experience

Served as President and Chief Executive Officer of Cognos Incorporated, where Mr. Zambonini led Cognos’s transformation from a specialized business intelligence software tools provider to a global leader in corporate performance management solutions.

Financial Expertise Financial and accounting expertise as a result of his experience at Cognos Incorporated and his service on the Audit Committee at Reynolds & Reynolds, a software company.
Enterprise Software Experience Enterprise software experience as a result of his positions at Cognos Incorporated and Cullinet Software, Inc.
Strategy Strategic expertise as a result of his experience at Cognos Incorporated and as a director of CA, Inc.
Technology / R&D Technology and research and development expertise as a result of his position as Vice President, Research & Development, at Cullinet Software, Inc.
Global Experience Global experience as a result of his positions at Cognos Incorporated and Cullinet Software, Inc. and as a director of CA, Inc.

PTC Inc. Proxy Statement	Page | 13

Proposal 1:  Election of Directors

Summary of Director Nominees

The Board Has a Good Balance of Desired Attributes

The Board has a good balance of qualifications, skills and experience that the Corporate Governance Committee and the Board believe are essential to the effectiveness and success of the Board.

Stockholder Interests are Protected

Six of the seven director nominees are independent. The only director who is not independent is our President and CEO.

An independent board ensures that the directors exercise independent judgment, are willing to question management and are best suited to represent and protect the interests of stockholders.

The Board Has a Good Balance of Tenure

The Corporate Governance Committee and the Board strive to achieve a balance of service on the Board through a mix of new members and perspectives and members with longer tenure with institutional knowledge.

PTC Inc. Proxy Statement	Page | 14

CORPORATE GOVERNANCE

Board Leadership Structure

Our Board is led by an independent Chairman. Mr. Grierson, our current independent Chairman, will transition out of that position at this year’s Annual Meeting. Mr. Schechter, one of our other independent directors, will assume the Chairman role if reelected by stockholders. We believe this Board leadership structure serves the company and our stockholders well by having an independent Chairman to provide independent leadership of the Board. However, if we were to decide that having a non-independent Chairman would better serve the company and our stockholders, our policy is to have a Lead Independent Director when the Chairman is not independent.

Board Meetings and Attendance at the Annual Meeting

PTC’s Board currently schedules five regular meetings during each fiscal year, but will meet more often if necessary. The Board met seven times in 2014. All directors attended all meetings held in 2014, except for Mr. Porter who was unable to attend one meeting due to a prior engagement.

We expect that each director will attend the Annual Meeting of Stockholders each year, barring other significant commitments or special circumstances. All of the directors attended the 2014 Annual Meeting of Stockholders.

The Committees of the Board

The Board has four standing committees: Audit, Compensation, Corporate Governance and Corporate Development. Each of the committees acts under a written charter, all of which are available on the Investor Relations page of our website at www.ptc.com.

Committee Composition

	Audit	Compensation	Corporate Governance	Corporate Development
Donald Grierson |I
Thomas Bogan |I
Janice Chaffin |I
James Heppelmann
Paul Lacy |I
Michael Porter
Robert Schechter |I
Renato Zambonini |I

I = Independent  |    = Chair  |    = Member  |    = Audit Committee Financial Expert

Committee Meetings and Attendance

The Audit Committee met eight times in 2014, the Compensation Committee met six times in 2014 and the Corporate Governance Committee met four times in 2014. The Corporate Development Committee did not meet in 2014. All committee members attended all of their respective committee meetings in 2014, except that Mr. Lacy missed one Audit Committee meeting, and Mr. Zambonini missed one Compensation Committee meeting and one Corporate Governance Committee meeting (held on the same day), due to prior commitments.

PTC Inc. Proxy Statement	Page | 15

Corporate Governance

AUDIT COMMITTEE

Responsibilities

The Audit Committee assists our Board in fulfilling its oversight responsibilities for accounting and financial reporting compliance and is also responsible for oversight of our other compliance programs. This includes reviewing the financial information provided to stockholders and others, PTC’s accounting policies, disclosure controls and procedures, internal accounting and financial controls, and the audit process. The Committee meets with management and with our independent registered public accounting firm to discuss our financial reporting policies and procedures, our internal control over financial reporting, the results of the independent auditor’s examinations, PTC’s critical accounting policies and the overall quality of PTC’s financial reporting, and the Committee reports on such matters to our Board. The Committee meets with the independent auditor, with and without PTC management present.

The Committee is directly responsible for the appointment (and, if appropriate, replacement), evaluation and compensation of the independent auditor. The Committee reviews the independent auditor’s performance in conducting the annual financial statement audit and the audit of our internal control over financial reporting, assesses the independence of the auditor, and reviews the auditor’s fees. The Committee is also responsible for pre-approving audit and non-audit related services that may be performed by the independent auditor. Further information about the services and fees of PricewaterhouseCoopers LLP, our independent auditor, is provided in “PROPOSAL 4: CONFIRM THE SELECTION OF PRICEWATERHOUSECOOPERS LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2015, PricewaterhouseCoopers LLP Professional Services and Fees.”

Independence and Financial Expertise

All Committee members are “independent directors” under both SEC rules and the listing requirements of The NASDAQ Global Select Market governing the qualifications of members of the Audit Committee, and none of them has ever been an employee of PTC or any of its subsidiaries.

The Board of Directors has determined that Mr. Schechter, Mr. Bogan and Mr. Lacy qualify as Audit Committee Financial Experts, as defined by the SEC.

COMPENSATION COMMITTEE

Responsibilities

The Compensation Committee establishes the compensation levels for our executive officers and oversees our employee compensation programs, including the corporate bonus programs. This includes setting performance goals relevant to compensation of executive officers and evaluating performance against those goals. The Committee is also responsible for administering our equity compensation plans. It also reviews and makes recommendations to the Board with respect to director compensation.

The Committee may engage compensation consultants or other advisors to provide information and advice to the Committee. Information about the role of the compensation consultant is described in “COMPENSATION DISCUSSION AND ANALYSIS, Compensation Setting Process.”

Information about the process by which our executive compensation plans are developed is described in “COMPENSATION DISCUSSION AND ANALYSIS.”

Independence

All Committee members are “independent directors” under The NASDAQ Global Select Market listing requirements.

PTC Inc. Proxy Statement	Page | 16

Corporate Governance

CORPORATE GOVERNANCE COMMITTEE

Responsibilities

The Corporate Governance Committee is responsible for corporate governance and the nomination of directors. The Corporate Governance Committee:

¡	Develops and recommends policies and processes regarding corporate governance,

¡	Reviews the composition of the Board and makes recommendations regarding nominees for election to the Board and membership on committees of the Board, and

¡	Maintains a CEO succession plan to ensure continuity of leadership for PTC.

Independence

All Committee members are “independent directors” under The NASDAQ Global Select Market listing requirements.

CORPORATE DEVELOPMENT COMMITTEE

The Corporate Development Committee reviews the company’s acquisition strategy and other related strategic initiatives with management. The Committee also reviews proposed acquisitions and other corporate development opportunities, and is authorized to approve transactions within parameters established by the Board from time to time.

RISK OVERSIGHT

The Board exercises its oversight responsibilities with respect to the risks facing PTC both at the Board level and through its committees, in particular, the Audit and Compensation Committees.

¡

The Audit Committee is responsible for overseeing risk management as it relates to PTC’s financial condition, financial statements, financial reporting process and accounting matters and for overseeing PTC’s compliance programs.

¡

The Compensation Committee is responsible for overseeing PTC’s overall compensation practices, policies and programs and assessing the risks associated with such practices, policies and programs. (See “COMPENSATION DISCUSSION AND ANALYSIS, Assessment of Risks Associated with Our Compensation Programs” for a description of our assessment of those risks.)

The Board and the relevant committees review with PTC’s management the risk management practices for which they have oversight responsibility. Since overseeing risk is an ongoing process and inherent in PTC’s strategic decisions, the Board and the relevant committees do not view risk in isolation, but discuss risk throughout the year in relation to ongoing operations and proposed actions and initiatives.

COMMUNICATIONS WITH THE BOARD

Stockholders may send communications to the Board of Directors in the manner described in “Contact Information” and “Contact the Board” on the Investor Relations page of our website, www.ptc.com.

PTC Inc. Proxy Statement	Page | 17

DIRECTOR COMPENSATION

We pay our non-employee directors a mix of cash and equity compensation. The amounts established for the annual cash and equity retainers for 2014 are shown in the table below.

Director Annual Retainers
Director Name	Chair Position	Annual Retainer	Committee Chair Retainer	Annual Equity Retainer Value
Donald Grierson	Chairman of the Board Compensation Committee	$115,000	-- --	$300,000
Thomas Bogan		$50,000	--	$240,000
Janice Chaffin		$50,000	--	$240,000
Paul Lacy	Corporate Governance Committee	$50,000	$5,000	$240,000
Michael Porter	Corporate Development Committee	$50,000	$5,000	$240,000
Robert Schechter	Audit Committee	$50,000	$15,000	$240,000
Renato Zambonini		$50,000	--	$240,000

Director Compensation Process and Decisions

The Board establishes the annual compensation for the directors at the meeting of the Board of Directors held directly after the Annual Meeting of Stockholders. In setting such compensation, the Board considers the recommendation of the relevant committee (which for 2014 was the Compensation Committee and for 2015 and thereafter will be the Corporate Governance Committee). In making its recommendation for 2014, the Compensation Committee considered a competitive assessment of the directors’ compensation with that of our compensation peer group (shown on page 26) and reviewed each element of compensation, including the annual retainer, the committee chair retainer, meeting fees and equity awards, to determine whether the amounts are competitive and reasonable for the services provided by the directors. For 2014, the directors’ compensation was positioned at the median of the compensation peer group.

We provide higher annual retainers for service as the Chairman of the Board and for service as the Chair of the Audit and the Compensation Committees given the additional work required by those positions. We do not pay a committee chair retainer to the Chairman of the Board for service as the Chair of any committee.

We do not pay meeting fees for attendance at board meetings. We do pay committee meeting fees ($2,000 for attendance at each committee meeting of which the director is a member) as we believe it correlates the amount of work required with the compensation paid.

We also believe that providing a majority of our directors’ annual retainer compensation in the form of equity rather than cash serves to further align the interests of our directors with our stockholders as they become stockholders themselves.

Director Stock Ownership Policy; Hedging and Pledging of PTC Stock

Because we believe our directors’ interests are best aligned with those of our stockholders if they maintain significant exposure to our stock, our non-employee directors are required to attain and maintain an ownership level of PTC common stock with a value equal to five times their respective annual Board cash retainer. (The value of unvested restricted stock, RSUs, options and pledged stock is not included in this calculation.) All our directors exceed the minimum holding requirements under the policy. Our Director Stock Ownership Policy is available on the Investor Relations page of our website at www.ptc.com. We also prohibit hedging of our stock. Because it does not reduce a director’s exposure to our stock, we permit our directors to pledge our stock, subject to limits that we believe minimize the potential impact of any forced sale of the pledged stock.

PTC Inc. Proxy Statement	Page | 18

Director Compensation

2014 Director Compensation

The amounts shown in the “Fees Earned or Paid in Cash” column of the table reflect each director’s annual board and committee retainer fees and meeting fees. The amounts shown in the “Stock Awards” column of the table reflect the value of the equity awards made to the directors during the year.

Name(1)	Fees Earned or Paid in Cash ($)	Stock Awards(2)(3) ($)		All Other Compensation ($)			Total ($)
Donald Grierson	$135,000	$299,968	(4)		$—		$434,968
Chairman of the Board Chair, Compensation Committee
Thomas Bogan	$74,000	$239,975	(4)		$—		$313,975
Janice Chaffin	$54,000	$239,975	(4)		$—		$293,975
Paul Lacy	$89,000	$239,975	(4)	$			$328,975
Chair, Corporate Governance Committee
Michael Porter(5)	$55,000	$439,971	(6)		$180,000	(7)	$674,971
Chair, Corporate Development Committee
Robert Schechter	$93,000	$239,975	(4)		$—		$332,975
Chair, Audit Committee
Renato Zambonini	$66,000	$239,975	(4)		$—		$305,975

(1)

Due to his employment relationship with PTC, Mr. Heppelmann, our President and Chief Executive Officer, receives no compensation for his service as a director and, accordingly, is not shown in the Director Compensation table.

(2)

Grant date fair value of restricted stock units. The grant date fair value is equal to the number of RSUs granted multiplied by the closing price of our common stock on The NASDAQ Global Select Market on the grant date.

(3)	The number of outstanding RSUs held by each named director as of September 30, 2014 is shown in the table below. No director held options.

Name	Restricted Stock Units
Donald Grierson	7,535
Thomas Bogan	6,028
Janice Chaffin	11,986
Paul Lacy	6,028
Michael Porter	12,241
Robert Schechter	6,028
Renato Zambonini	6,028

(4)	Grant date fair value of RSUs granted on March 5, 2014 at $39.81 per share.

(5)	Professor Porter’s term as a director expires at the 2015 Annual Meeting of Stockholders, when he will transition from the PTC Board.

(6)

Grant date fair value of 6,028 RSUs granted on March 5, 2014 at $39.81 per share for service as a director and 6,213 RSUs granted on November 21, 2013 at $32.19 per share for service as a strategic consultant. (See “Transactions with Related Persons.”)

(7)	The amount represents three speaking engagement fees under a consulting agreement with PTC. (See “Transactions with Related Persons.”)

PTC Inc. Proxy Statement	Page | 19

PROPOSAL 2: ADVISORY VOTE ON THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

This advisory vote on the compensation of our Chief Executive Officer and our four other executive officers named in the Summary Compensation Table (our “named executive officers”) gives stockholders the opportunity to express their views on our named executive officers’ compensation. This “say-on-pay” vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers. Additional information about such compensation is discussed in “Compensation Discussion and Analysis” and “Executive Compensation.”

The Board of Directors recommends that you vote FOR the approval of the compensation of our named executive officers as disclosed in “Compensation Discussion and Analysis” and the tables and related disclosures contained in “Executive Compensation.”

Why You Should Approve the Compensation of Our Named Executive Officers

Our compensation programs are designed to pay for performance. A significant portion of the compensation of our named executive officers is comprised of performance-based pay. For 2014, 53% of our CEO’s target compensation was performance-based and 49% of our other named executive officers’ target compensation was performance-based. Our compensation programs are designed so that if the performance-based compensation is earned in full, total compensation earned by these executives will be between the second and third quartiles of the compensation paid by our peer group.

The table below shows the target performance measures for our 2014 short-term and long-term performance-based compensation and actual achievement relative to those targets.

2014 Performance-Based Compensation
Short-Term Cash Bonus			Long-Term Performance-Based Equity
Performance Measures: FY14 Non-GAAP Operating Margin FY14 Non-GAAP License Revenue			Performance Measures: FY14, FY15 and FY16 Non-GAAP Operating Margin Dollars
	FY14 Target	FY14 Achievement		FY14 Target	FY14 Achievement
FY14 Non-GAAP Operating Margin(1)	25.0%	26.1%	FY14 Non-GAAP Operating Margin Dollars(1)	$343.5 Million	$351.3 Million
FY14 License Revenue	$365.0 Million	$364.78 Million	Achievement	100%
Achievement	99.52%			1/3 of RSUs Granted Vested
(1)	A reconciliation between the Non-GAAP measures and GAAP results is located in Appendix A at the end of this proxy statement.

Our compensation programs are designed to align our executives’ interests with our stockholders’ interests. In addition to weighting our executives’ compensation to performance-based pay, a substantial portion of their compensation is in the form of equity that vests over three years. Moreover, our executives are subject to substantial stock ownership requirements and to clawback of incentive compensation in certain circumstances. These elements serve to align our executives’ interests with those of our stockholders in the long-term value of PTC.

Our compensation programs are developed by independent directors advised by an independent consultant. Our Compensation Committee is comprised only of independent directors and retains an independent compensation consultant to advise it on appropriate compensation practices.

Effect of Say-on-Pay Vote

This say-on-pay vote, which is required by Section 14A of the Securities Exchange Act of 1934, is advisory only and is not binding on the company, the Compensation Committee or our Board of Directors. Although the vote is advisory, we, our Compensation Committee and our Board of Directors value the opinions of our stockholders and will consider the outcome of this vote when establishing future compensation for our executive officers. We hold such a vote each year.

PTC Inc. Proxy Statement	Page | 20

COMPENSATION DISCUSSION AND ANALYSIS

As discussed in Proposal 2, we are conducting a “say-on-pay” vote that asks you to approve the compensation of our named executive officers as described in this section and in the tables and accompanying narrative contained in “Executive Compensation.”

The Compensation Committee of our Board of Directors determines the compensation for our executives. We discuss below our executive compensation program and the compensation decisions made for 2014 for our Chief Executive Officer, our Chief Financial Officer, and the three other executive officers named in the Summary Compensation Table (collectively, our “named executive officers”).

Executive Summary of Our Compensation Programs

We design our compensation programs to support PTC’s financial goals and increase stockholder value.

Two years ago, in 2013, we significantly redesigned our executive compensation program by adopting a long-term approach for our performance-based equity awards and implementing separate performance measures for our annual and long-term incentive programs. In 2014, we continued this approach, but added a second performance measure to the annual incentive plan to enhance the balance and alignment of the incentive plan with our business plan. We believe the changes implemented in 2013 and 2014 demonstrate responsiveness to stockholders, support our philosophy of paying for performance, and motivate our executives to drive long-term financial performance and increase stockholder value.

The performance measures we selected for the executives’ performance-based annual cash bonus and long-term performance-based equity were designed to support our goals of generating revenue and expanding non-GAAP operating margin. We believe this will increase the value of the company and increase our share price, both of which will benefit stockholders.

Accordingly, for 2014, 70% of our executives’ annual cash bonus was tied to company achievement of 25% non-GAAP operating margin (2013 non-GAAP operating margin was 22.1%) and 30% of their bonus was tied to company achievement of license revenue of $365 million (2013 license revenue was $344 million). As an additional incentive to further grow license revenue, we also provided upside bonus earning potential in an amount equal to 15% of the target bonus for license revenue of $378.6 million in 2014 due to the importance of this measure to our long-term growth strategy. Our executives’ long-term performance-based equity for 2014 was tied to company achievement of 20% non-GAAP operating margin dollar growth over 2013 in 2014 and subsequent substantially equal increases in non-GAAP operating margin dollars in 2015 and 2016.

We pay for performance.

The core of our executive compensation philosophy is pay for performance. Accordingly, a significant portion of our executives’ compensation is comprised of performance-based pay. Our executives’ compensation for 2014 reflects this linkage.

¡

2014 was another successful year for PTC. We increased license revenue by 7.4%, non-GAAP operating margin percent by 13.6%, non-GAAP operating margin dollars by 18.9%, and non-GAAP EPS by 20.0%. These results reflect our progress in growing the business and toward delivering our goal of non-GAAP operating margin expansion.

¡

Our executives’ target compensation for 2014 consisted of a base salary, a performance-based cash bonus and performance- and service-based equity awards. Based on the mix of these items, 53% of our CEO’s and 49% of our other named executives’ target compensation was performance-based for 2014.

¡

Based on PTC’s achievement of 26.1% non-GAAP operating margin (as calculated under the bonus plan) against the target of 25% non-GAAP operating margin and $364.78 million in license revenue against the target of $365 million in license revenue, the executives earned 99.52% of their cash bonus.

PTC Inc. Proxy Statement	Page | 21

Compensation Discussion and Analysis:  Executive Summary

¡

Based on PTC’s achievement of $351.3 million in non-GAAP operating margin dollars in 2014 (as calculated under the plan, an increase of 22.7% over 2013) against a performance target of $343.5 million non-GAAP operating margin dollars, the executives earned 100% of the 2014 performance-based equity eligible to be earned for 2014.

Our performance in 2014 relative to 2013 as calculated under the compensation plans is shown in the first table below and our executives’ compensation for 2014 relative to 2013 is shown in the second table below.

2014 Performance Compared to 2013
	2014		2013		% Change

	Non-GAAP(1)	GAAP	Non-GAAP(1)	GAAP	Non-GAAP(1)	GAAP

License Revenue	$364.78 million	$369.7 million	$344.2 million	$344.2 million	5.9%	7.4%

Operating Margin Dollars	$351.3 million	$196.6 million	$287.4 million	$127.3 million	22.2%	54.4%

Operating Margin	26.1%	14.5%	22.1%	9.8%	18.1%	47.2%

Earnings per Share	$2.17	$1.34	$1.81	$1.19	20.0%	12.6%

Stock Price on September 30	$36.90		$28.46		30%

(1)	A reconciliation between the Non-GAAP measures and GAAP results is located in Appendix A at the end of this proxy statement.

2014 NEO Compensation Compared to 2013	2014	2013	% Change

James Heppelmann President and Chief Executive Officer	$6,502,968	$6,507,640	(0.07)%

Jeffrey Glidden Executive Vice President, Chief Financial Officer	$2,596,352	$2,597,628	(0.05)%

Barry Cohen Executive Vice President, Strategy	$2,588,552	$2,589,978	(0.06)%

Anthony DiBona Executive Vice President, Global Support	$1,963,309	(1)	(1)

Robert Ranaldi Executive Vice President, Global Sales and Distribution	$2,206,302	$2,057,640	7.22%

(1)	Mr. DiBona was not a Named Executive Officer in 2013.

We are responsive to stockholder concerns.

In 2014, we received approximately 96% approval of our Say-on-Pay proposal on our executives’ 2013 compensation. We believe the approval rating reflects stockholder approval of the changes we made for 2013 in response to the 2012 vote (76% approval rating). These changes include adoption of different performance measures for our short-term and long-term performance plans, adoption of three-year performance measures for our long-term performance plans, and adoption of a compensation “clawback” policy. We considered the 2014 vote on our executives’ 2013 compensation, and our belief that it indicated stockholder approval of the redesign of the compensation plans, and we made compensation decisions for our executives’ 2014 compensation accordingly.

PTC Inc. Proxy Statement	Page | 22

Compensation Discussion and Analysis:  Executive Summary

We maintain compensation practices that benefit stockholders.

☑

Our performance-based equity awards have performance measures that span up to three years and our service-based equity awards vest over a period of three years to ensure that our executives maintain a long-term view of stockholder value.

☑

The amounts our executives can earn under our annual corporate performance-based incentive plans (including upside potential) are capped. Accordingly, amounts earned under the annual plan are predictable and performance above incentive plan targets benefits stockholders.

☑

We have a compensation “clawback” policy under which incentive compensation paid to our executive officers for 2013 and thereafter that is subsequently determined not to have been earned due to restatement of prior period financial results may be recovered from those officers whose misconduct led to the need for the restatement.

☑

We design our compensation policies and practices to mitigate risks to the company that could be posed by those policies and practices. (See “Assessment of Risks Associated with Our Compensation Programs” on page 33.)

☑	Unvested and unexercised equity awards, including options, are not transferable.

☑	We do not have a salary merit increase program for our executives.

☑	We do not provide significant perquisites or supplemental retirement benefits to our executives.

☑

We require our executives to maintain specified levels of ownership of our stock to ensure that their interests are even more effectively linked to those of our stockholders. (See “Equity Ownership” on page 32.)

☑

We do not allow our executives to hedge their exposure to ownership of, or interest in, PTC stock; nor do we allow them to engage in speculative transactions with respect to PTC stock or to pledge their PTC stock.

☑	Our executive agreements:

¡	do not contain tax “gross-ups” on “golden parachute” payments in connection with a change in control, and we have committed that we will not include such a gross-up in any future executive agreements;

¡	contain “double triggers” that require termination in connection with a change in control before most equity is accelerated; and

¡	provide only limited severance benefits, and no equity acceleration, in connection with terminations without cause absent a change in control.

     (See “Potential Payments on Termination or Change in Control” on page 40.)

☑	Our Compensation Committee is comprised of four directors who are “independent” under NASDAQ Stock Market rules. (See “Compensation Committee” on page 16.)

☑

Our Compensation Committee’s independent compensation consultant, Pearl Meyer & Partners, is retained directly by the Committee, provides only minimal occasional other services to PTC and has no conflicts or potential conflicts of interest.

☑

Pearl Meyer & Partners attends Compensation Committee meetings, provides data and advice to the Committee, and participates in discussions regarding executive compensation issues, but does not determine or recommend the amount or form of compensation established, which is done solely by the Committee.

☑

We aim to mitigate the potential dilutive effect of equity awards and to return capital to stockholders through a share repurchase program. (We repurchased 5.1 million shares in 2014 for $224.9 million.)

PTC Inc. Proxy Statement	Page | 23

Compensation Discussion and Analysis

Compensation Philosophy & Objectives

We believe that our compensation plans should align our executives’ interests with those of our stockholders and reward our executives for their contributions to the long-term success of PTC. We also believe that a substantial portion of our executives’ compensation should be performance-based to create appropriate incentives for achieving performance objectives established by the Committee.

Accordingly, we design our compensation plans and associated performance objectives to:

¡	support the long-term financial plan and goals of PTC;

¡	motivate our executives to advance the interests of PTC and increase stockholder value;

¡	reward our executives for their contributions to the success of PTC; and

¡	retain our executives.

We assess our executives’ compensation against the compensation paid to executives in similar positions in the peer group to ensure that the compensation we pay is competitive and fair to our executives and to our stockholders. We seek to accomplish this by establishing target compensation generally within the second and third quartiles of the compensation paid by the peer group.

Compensation Setting Process

The Compensation Committee establishes the compensation for our executive officers. The Committee may engage compensation consultants or other advisors to provide information and advice to the Committee. The costs of such engagements are paid by PTC. The Committee also works with management to ensure compensation is aligned with PTC’s business plan and long-term strategy.

Independent Compensation Consultant

The Committee engaged Pearl Meyer & Partners, LLC as its independent compensation consultant for 2014. The Committee has assessed the independence of Pearl Meyer and determined that Pearl Meyer is independent of PTC and has no relationships that could create a conflict of interest with PTC. As part of its assessment, the Committee considered the fact that Pearl Meyer provides no other services to PTC and consults with PTC’s management only as necessary to provide the services described below.

Pearl Meyer provides a range of services to the Committee to support the Committee in fulfilling its responsibilities, including providing legislative and regulatory updates, peer group compensation data so that the Committee can set compensation for executives, advice on the structure and competitiveness of our compensation programs, and advice on the consistency of our programs with our executive compensation philosophy. Pearl Meyer attends Committee meetings, reviews compensation data with the Committee, and participates in discussions regarding executive compensation issues. The Committee meets with Pearl Meyer with and without PTC management present. Pearl Meyer does not determine or recommend the amount or form of compensation established.

Consultation with Management

Members of management, including our Chief Executive Officer and President, our Chief Financial Officer, our Executive Vice President, Strategy (who is responsible for Human Resources), Corporate Vice President, Human Resources, and our General Counsel, participate in Compensation Committee meetings as requested by the Committee to present and discuss the materials provided, including recommendations to be considered relative to executive pay and competitive market practices. These members of management primarily assist the Committee in understanding PTC’s business plan and long-term strategic direction, developing the performance targets for our performance-based compensation programs, and understanding the technical or regulatory considerations as well as the motivational factors of the decisions that are intended to drive executive and company performance. Although the Committee solicits input and perspective from management with respect to executive compensation, decisions on executive compensation are made solely by the Committee and, in the case of the Chief Executive Officer’s compensation, without the presence of the Chief Executive Officer.

PTC Inc. Proxy Statement	Page | 24

Compensation Discussion and Analysis

Components of Compensation for 2014

Our executives’ compensation for 2014 consisted of the components described below.

Other Benefits; Absence of Perquisites

Our executives are eligible to participate in the standard benefits and programs available to all PTC employees on the same terms and conditions as all employees, including our 401(k) savings plan. We provide no other significant benefits or perquisites to our executives.

Mix of Compensation Components

We use the compensation components described above because we believe they provide an appropriate mix of guaranteed compensation and at-risk compensation that promotes short-term and long-term performance and produces appropriate rewards. With this mix, we provide a competitive base salary and service-based equity while providing our executives the opportunity to earn additional compensation through short-term and long-term performance-based incentives designed to produce a targeted level of performance for PTC.

The mix of compensation for our executives is weighted toward at-risk pay (annual performance-based incentives and long-term performance-based equity incentives). Maintaining this pay mix results in a pay-for-performance orientation for all our executives.

We consider all pay elements and their impact on each executive’s target direct compensation when making determinations regarding the amount of each element. Our decisions regarding the pay mix also reflect our belief that long-term incentives, particularly equity incentives, provide an important motivational and retentive aspect to the executive’s overall compensation package.

Our compensation mix for 2014 was designed to provide approximately 53% of total compensation through performance-based pay for our CEO and approximately 49% of total compensation through performance-based pay for our other executives. Our annual service-based equity awards to these executives also have an at-risk element as they carry risks of forfeiture and market price decline.

PTC Inc. Proxy Statement	Page | 25

Compensation Discussion and Analysis

How We Determine the Total Amount of Compensation

We make decisions regarding the amount and mix of compensation awarded to each of these executives based on:

¡	objective data provided by our external compensation consultant, Pearl Meyer & Partners (we refer to this as the “competitive analysis”);

¡	subjective analysis of the scope of each executive’s responsibilities; and

¡	internal pay equity among the executives.

The competitive analysis provides detailed comparative data for our executive positions and assesses each component of compensation, including base salary, annual bonus, long-term incentives and total direct compensation, as well as the mix of compensation between base salary, annual bonus and long-term incentives. We compare this information to our executives’ compensation by similarity of position and generally align our executives’ target total direct compensation to be within the second and third quartiles of peer compensation.

Benchmarking and Survey Data

Benchmarking. The peer group we used to benchmark the elements of executive pay was made up of publicly-traded U.S. companies within the software industry, most of which are in the enterprise software space, that have revenues and market capitalizations in a range appropriate for PTC. In evaluating and selecting companies for inclusion in our peer group, we target companies with revenue within an approximately 0.5x to 2x multiple of PTC’s revenue and an approximately 0.3x to 3x multiple of PTC’s market capitalization. However, we may include companies with revenue and/or market capitalizations outside of these parameters if there is strong product and/or service similarity or if they were in our peer group in the prior year and they continue to meet at least one of the parameters. We believe this group represents competition for executive talent in our industry. We review the peer group on an annual basis to ensure that the companies constituting this peer group remain relevant and provide meaningful compensation comparisons.

The 2014 peer group consisted of the companies listed below. The 2014 peer group differed from the 2013 peer group due to the removals of Quest Software Inc. as a result of its acquisition by Dell and of Progress Software Corp. as its revenue declined and it no longer met the size criterion, and the addition of Informatica Corp. to balance those removals.

2014 Peer Group			Criteria Matched

Company	Revenue $M(1)	Market Capitalization $M(1)	Product / Service Similarity	Revenue $629M - $2,516M	Market Capitalization $890M - $8,096M
PTC	$1,258.1	$2,698.7
Ansys, Inc.	$775.5	$6,796.3	x	x	x
Autodesk, Inc.	$2,297.7	$7,150.8	x	x	x
BMC Software Inc.	$2,197.5	$5,653.8	x	x	x
Cadence Design Systems, Inc.	$1,326.4	$3,782.9	x	x	x
Citrix Systems Inc.	$2,586.1	$12,268.8	x
Compuware Corporation	$970.7	$2,305.5	x	x	x
Informatica Corp.	$811.6	$3,271.6	x	x	x
Mentor Graphics Corp.	$1,077.8	$1,744.1	x	x	x
MICROS Systems Inc.	$1,204.9	$3,367.2		x	x
Nuance Communications Inc.	$1,753.1	$7,052.4	x	x	x
Red Hat Inc...	$1,277.9	$9,557.9		x
Synopsys, Inc.	$1,765.0	$4,858.9	x	x	x
TIBCO Software, Inc.	$1,024.6	$4,100.6	x	x	x
Peer Group Median	$1,277.9	$4,858.9
(1)

Revenue is trailing four quarters as of December 2012 and market capitalization is as of December 2012, contemporaneous with the period when we began developing compensation and the compensation peer group for 2014.

PTC Inc. Proxy Statement	Page | 26

Compensation Discussion and Analysis

Survey Data. We also use survey data for additional perspective. For 2014, we used the Radford Global Technology survey. PTC participates in this survey and believes that it represents a good cross-section of the software industry. The data used was appropriate to PTC’s size and industry and represented 47 software companies with median revenue of $1.5 billion.

Subjective Analysis of Executive Responsibilities and Internal Pay Equity

While we use the objective market data as a starting point for determining the appropriate compensation for our executives, we recognize that circumstances could warrant a deviation from that data. Accordingly, for certain positions for which there are no comparable external benchmarks, we make our own judgments with regard to compensation levels. We consider both whether the amount seems appropriate given the responsibilities of the position and internal pay equity among the executives. Accordingly, when determining the compensation for Mr. Cohen and Mr. DiBona, for whom there are no comparable positions in our peer group, we looked to the scope of their respective responsibilities relative to their closest peers among our executives and established their compensation relative to the corresponding executive’s compensation. Where benchmark data is available, we also consider internal pay equity among the executives as we do not believe an external benchmark should be the only determinant of compensation.

Analysis of Compensation Decisions for 2014

The target total direct compensation we established for each of the named executive officers is set forth in the table below. The considerations associated with establishing the target compensation for the executives are discussed below the table.

2014 Target Compensation
	Total Annual Compensation			Target Long-Term Equity
Name	Salary	Target Annual Bonus	Upside Annual Bonus	Performance- Based Equity	Service-Based Equity	Target Total Direct Compensation with Upside Bonus

James Heppelmann	$750,000	$1,000,000	$150,000	$2,375,000	$2,375,000	$6,650,000
President and CEO

Jeffrey Glidden	$415,000	$300,000	$45,000	$937,500	$937,500	$2,635,000
Executive Vice President, CFO

Barry Cohen	$415,000	$300,000	$45,000	$937,500	$937,500	$2,635,000
Executive Vice President, Strategy

Anthony DiBona Executive Vice President, Global Support	$363,000	$250,000	$37,500	$671,875	$671,875	$1,994,250

Robert Ranaldi	$400,000	$300,000	$45,000	$750,000	$750,000	$2,245,000
Executive Vice President, Global Sales

Overall Considerations

We set target compensation to be within the second and third quartiles (between the 25th and the 75th percentiles) of the peer group benchmark data (“target range”), subject to achievement of the performance objectives established by the Committee for the year. We believe that this competitive positioning of compensation enables us to attract and retain skilled executives. We also consider internal equity of compensation among our executives.

For 2014, we continued to use separate performance measures for the annual bonus plan and the performance-based equity. In 2014, we also added license revenue as a second performance measure under the annual bonus plan and

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Compensation Discussion and Analysis

provided executives the opportunity to earn upside in an amount equal to 15% of their target bonus if license revenue was achieved above the target license revenue measure. We implemented this additional measure and the ability to earn upside due the importance of growing license revenue to our overall long-term growth. For 2014, we used the same approach for our long-term equity as we did in 2013, but increased the portion of performance-based equity so that the performance-based and service-based equity split was 50/50 for the 2014 long-term equity awards.

As described below, we also considered whether any additional individual adjustments were warranted based on an executive’s performance or the level of his target total compensation relative to his peer in the compensation peer group.

Considerations for Mr. Heppelmann, President and Chief Executive Officer

We evaluated Mr. Heppelmann’s 2014 target compensation against our compensation peer group, as to individual elements and as to total target compensation, to determine whether any changes beyond those described above should be made to his 2014 target compensation. Because we were satisfied with Mr. Heppelmann’s performance, his target compensation (without the upside bonus) was at the 60th percentile of our compensation peer group for his position, there was no change in his responsibilities, and we believed his compensation was appropriate, we made no change to his compensation for 2014 beyond those described above.

Considerations for Mr. Glidden, Executive Vice President, Chief Financial Officer

We evaluated Mr. Glidden’s 2014 target compensation, as to individual elements and as to total target compensation, against our compensation peer group and our other executive officers to determine whether any changes beyond those described above should be made to his 2014 target compensation. Because we were satisfied with Mr. Glidden’s performance, his target compensation (without the upside bonus) was at the 60th percentile of our peer group for his position, there was no change in his position or responsibilities, we believed the mix of compensation provided was appropriate, and we believed his compensation was appropriate when considering the compensation of our other executives, we made no change to his compensation for 2014 beyond those described above.

Considerations for Mr. Cohen, Executive Vice President, Strategy

Mr. Cohen has a unique position for which there is no appropriate match in the peer group or survey data as the scope of his position is different from any specific position in the peer group or survey data. Mr. Cohen has responsibility for Corporate Strategy, Corporate Development, Customer Care and Technical Support, and Human Resources. Accordingly, when setting target compensation amounts for Mr. Cohen, we considered internal equity by evaluating the scope and importance of his responsibilities compared to our other executives. Because we were satisfied with Mr. Cohen’s performance and we believed his compensation, as to individual elements and as to total target compensation, was appropriate when considering the compensation of our other executives, we made no change to his compensation for 2014 beyond those changes described above.

Considerations for Mr. DiBona, Executive Vice President, Global Support

Mr. DiBona also has a unique position for which there is no appropriate match in the peer group or survey data as the scope of his position is different from any specific position in the peer group or survey data. Accordingly, when setting target compensation amounts for Mr. DiBona, we considered internal equity by evaluating the scope and importance of his responsibilities compared to our other executives. Because we were satisfied with Mr. DiBona’s performance and we believed his compensation, as to individual elements and as to total target compensation, was appropriate when considering the compensation of our other executives, we made no change to his compensation for 2014 beyond those changes described above.

Considerations for Mr. Ranaldi, Executive Vice President, Global Sales

We evaluated Mr. Ranaldi’s 2014 target compensation, as to individual elements and as to total target compensation, against our compensation peer group and against our other executive officers to determine whether any changes beyond those described above should be made to his 2014 target compensation. Although Mr. Ranaldi’s target compensation was within our target range relative to our compensation peer group for his position, we believed his

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Compensation Discussion and Analysis

performance, as well as internal equity when we compared the scope and importance of his responsibilities compared to our other executives, warranted an increase in compensation. Accordingly, consistent with our pay-for-performance philosophy, we increased Mr. Ranaldi’s annual target equity by 11%. In implementing this change, we evaluated his increased target total compensation (without the upside bonus) against our compensation peer group for his position to ensure that his target compensation for 2014 remained within our target range, which it did at approximately the 55th percentile.

2014 Performance-Based Compensation

The performance measures we develop and use for our performance plans are designed to measure our success against our short-term and long-term business plans and objectives. These business plans and objectives are designed to create and deliver value to our stockholders over the long term.

For 2014, our performance-based incentives were:

¡	a cash bonus plan tied to one year non-GAAP operating margin percent growth and license revenue growth; and

¡	equity awards (restricted stock units/RSUs) tied to three-year non-GAAP operating margin dollar growth.

2014 Annual Cash Bonus Plan

We selected non-GAAP operating margin percent as the performance measure for 70% of our annual cash bonus plan due to the importance of increasing our non-GAAP operating margins and license revenue as the performance measure for 30% of the annual cash bonus plan due to the importance to our long-term growth strategy of growing license revenue. We also provided upside earning potential in an amount equal to 15% of each executive’s total target annual bonus for license revenue achievement above target given the importance of this measure.

No part of each portion of the bonus would be earned unless the threshold measure for that portion was achieved, at which point 25% of that bonus portion would be earned. Thereafter, up to the remaining 75% of that bonus portion could be earned based on the extent to which the target was achieved above the threshold. The license upside bonus could be earned only to the extent the upside target was achieved above target license revenue.

2014 Performance-Based Cash Bonus Plan Design and Achievement
Performance Criteria	Portion of Target Bonus	Threshold (25% Earned)	Target (100% Earned)	Upside Target (Up to an Additional 15% of Target Bonus Earned)	Actual Achievement(3)	Actual Bonus Percentage Earned

Non-GAAP Operating Margin(1)	70%	23.2%	25.0%	N/A	26.1%	100%

License Revenue(2)	30%	$351.1 Million	$365.0 Million	$378.6 Million	$364.78 Million	98.4%

Total Bonus Percentage Earned						99.52%

(1)    FY2013 Non-GAAP Operating Margin was 22.1%.

(2)    FY2013 License Revenue was $344.2 million.

(3)    A reconciliation between the Non-GAAP compensation measures and GAAP results is located in Appendix A at the end of this proxy statement.

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Compensation Discussion and Analysis

Amounts Earned under the 2014 Cash Bonus Plan. The table below shows the amount earned by each named executive officer under the 2014 cash bonus plan.

Annual Cash Bonus Plan Amounts Earned for 2014

Executive Officer	Target Annual Bonus(1)	Percentage Earned	Maximum Upside Bonus(1)	Percentage Upside Bonus Earned	Amount Earned under the Plan

James Heppelmann	$1,000,000	99.52%	$150,000	0%	$995,200

Jeffrey Glidden	$300,000	99.52%	$45,000	0%	$298,560

Barry Cohen	$300,000	99.52%	$45,000	0%	$298,560

Anthony DiBona	$250,000	99.52%	$37,500	0%	$248,800

Robert Ranaldi	$300,000	99.52%	$45,000	0%	$298,560

(1) The aggregate of the Target Annual Bonus and the Maximum Upside Bonus was the maximum bonus amount that could be earned under the plan. No additional amounts could be earned under the plan.

2014 Performance-Based Equity

We selected non-GAAP operating margin dollars as the performance measure for the 2014 performance-based equity due to the importance of growing revenue and increasing our non-GAAP operating margins and non-GAAP earnings per share to our long-term plan. Non-GAAP operating margin dollars is an important measure because it requires both revenue growth and expense management over the performance period to be sustainable, whereas non-GAAP operating margin percent growth can be achieved through expense management only. Our executives are required to deliver significant increases in non-GAAP operating margin dollars through 2016 to earn 100% of the equity (RSUs) granted in 2014, consistent with our goals of expanding non-GAAP operating margins.

Approximately one-third of the RSUs granted can be earned for each of the three measurement periods in the three-year term. RSUs not earned for a period can be earned for later measurement periods.

For the 2014 performance measurement period, no portion of the RSUs granted would be earned unless the Threshold was achieved, at which point 50% of the RSUs eligible to be earned for 2014 would be earned. Thereafter, up to an additional 50% of the RSUs eligible to be earned for 2014 could be earned based on the extent to which Target performance was achieved.

2014 Performance-Based Equity Design and Achievement for 2014 Measurement Period
Performance Measure	Threshold (50% Earned)	Target (100% Earned)	Actual Achievement(1)	Percent Target Achieved	Percent Equity Earned

Non-GAAP Operating Margin Dollars	$300.6 Million	$343.5 Million	$351.3 Million	100%	100%
(1) A reconciliation between the Non-GAAP compensation measures and GAAP is located in Appendix A at the end of this proxy statement.

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Compensation Discussion and Analysis

Performance-Based Equity Earned for 2014. The table below shows (1) the number of performance-based RSUs issued under the 2014 performance-based equity awards corresponding to the target equity value for each executive, (2) the number of RSUs that could be earned for 2014 performance and (3) the actual number of RSUs earned for 2014. The RSUs earned vested on November 15, 2014.

Performance-Based Equity for 2014

Executive Officer	Target Annual Equity Value	Number of RSUs Issued(1)(2)	Number of RSUs that could be Earned for 2014(3)	% 2014 Eligible RSUs Earned	Number of Performance-Based RSUs Earned for 2014

James Heppelmann	$ 2,375,000	73,849	24,617	100%	24,617

Jeffrey Glidden	$ 937,500	29,151	9,717	100%	9,717

Barry Cohen	$ 937,500	29,151	9,717	100%	9,717

Anthony DiBona	$ 671,875	20,891	6,964	100%	6,964

Robert Ranaldi	$ 750,000	23,320	7,774	100%	7,774

(1)    The number of RSUs issued was determined by dividing the Target Annual Equity Value by closing price on the grant date and rounding down to the nearest whole share. The number was based on the closing sale price of a share of PTC common stock of $32.16 on November 11, 2013, the date the awards were made.

(2)    The number of performance-based RSUs issued is the maximum number of RSUs that can be earned by the executive under the award. No additional RSUs or other equity awards or amounts will be issued or paid for performance above target performance under the award (no “upside”).

(3)    This is the maximum number of RSUs that could be earned for 2014, representing approximately one-third of the RSUs issued. No additional amounts could be earned for 2014.

Severance and Change in Control Arrangements

We maintain severance and change in control arrangements with our executives. The agreements require the executive to execute a noncompete agreement with PTC and to execute a general release of claims as a condition to receiving severance benefits. Each of the agreements has a one year term and renews automatically for successive one year terms if the Compensation Committee does not terminate the agreement. The Compensation Committee reviews these agreements each year to determine if these agreements should be maintained, modified or terminated. For 2014, the Committee reviewed current market practices and the terms of the agreements with the Committee’s compensation consultant and determined that such agreements and their terms were substantially consistent with the practices of our peers. The Committee also considered the continuing consolidation in the industry. As a result of its review, the Committee decided that it was appropriate to maintain the agreements.

The terms of these agreements are described in more detail under “Potential Payments upon Termination or Change in Control” on page 40.

The Committee believes that these agreements are important motivational and retention tools because, in a time of increased consolidation in our industry and increased competition for executive talent, they provide a measure of earnings security by offering income protection in the form of severance and continued benefits if the executive is terminated without cause, economic protection for the executive’s family if the executive becomes disabled or dies, and additional protections in connection with a change in control of PTC.

The Committee believes that providing severance to PTC employees, including these executives, is an appropriate bridge to subsequent employment if the person is terminated without cause. This is particularly so for executive-level positions for which the opportunities are typically more limited and the job search lead time is longer. The agreements also benefit PTC by enabling executives to remain focused on PTC’s business in uncertain times without the distraction of potential job loss.

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Compensation Discussion and Analysis

The Committee believes these agreements are even more important in the context of a change in control as it believes they will motivate and encourage the executives to be receptive to potential strategic transactions that are in the best interest of stockholders, even if the executive faces potential job loss. The agreements for our executives are structured substantially as “double triggers” in that most of their unvested equity would remain subject to continued vesting requirements after a change in control and vesting would be accelerated only upon termination or constructive termination within two years of a change in control. Equity that would otherwise vest beyond this two-year period vests upon the change in control to ensure the executives receive the benefit of that equity. The Committee believes this benefits PTC and any potential acquirer because it enables PTC to retain and motivate the executive while a potential change in control is pending and provides an acquirer with the ability to retain desired executives using existing equity incentives and does not provide a one-time benefit to the executive that could undermine those efforts.

Equity Ownership

Each year we examine the total equity ownership of our executive officers. Because we believe that the interests of our executives are more aligned with stockholders’ interests if they are stockholders themselves, we maintain a stock ownership policy for our executives. The policy requires the CEO and each of the other executives to attain and maintain an ownership level of PTC’s common stock equal to three times and one times, respectively, their individual annual salary through retention of vested equity (other than options). The Executive Stock Ownership Policy is available in the “Corporate Governance” section of the Investor Relations page of our website at www.ptc.com.

Compensation Clawback Policy

We maintain an executive compensation recoupment policy that is intended to enable us to recover incentive compensation paid to an executive officer if such compensation is subsequently determined to have been unearned due to a restatement of our financial results for the performance period as a result of the misconduct of the executive officer. The Executive Compensation Recoupment Policy is available in the “Corporate Governance” section of the Investor Relations page of our website at www.ptc.com.

Timing of Equity Grants

We do not time grants either to take advantage of a depressed stock price or in anticipation of an increase in stock price and have limited the amount of discretion that can be exercised in connection with the timing of awards. We generally make awards only on pre-determined dates to ensure that awards cannot be timed to take advantage of material non-public information. Typically, our annual executive awards are made in November after public release of the previous fiscal year’s financial results, annual awards to our Board of Directors are made on the day of the annual stockholders’ meeting, and awards to our employees are made in November and May.

Awards to executive officers may be made only by the Compensation Committee. Other employee awards may be made by either the Compensation Committee or by our Chief Executive Officer pursuant to delegated authority. The Compensation Committee generally makes awards only at Committee meetings and generally does not make awards in trading blackout periods (the prophylactic period encompassing the last three weeks of each fiscal quarter through 24 hours after the earnings for that quarter are announced) unless special circumstances exist, such as a new hire or a contractual commitment. Our Chief Executive Officer may make awards only on the 15th of the month (or the next succeeding business day if the 15th is not a business day), other than in the months of January, April, July and October because the 15th of each of those months falls in a blackout period, and only up to established values set by the Compensation Committee.

Tax and Accounting Considerations

Tax Considerations. We consider the tax (individual and corporate) consequences of our executive compensation plans when designing the plans. Section 162(m) of the Internal Revenue Code limits deduction of compensation paid to the chief executive officer and three other most highly compensated executive officers of PTC (other than the chief

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Compensation Discussion and Analysis

financial officer) to $1,000,000 unless the compensation is performance-based. Our annual bonuses and performance-based equity awards are provided under stockholder approved plans and are designed to enable deductibility under Section 162(m) as performance-based compensation. Base salary and service-based RSUs are not considered performance-based compensation under Section 162(m). Because no executive’s base salary is more than $1,000,000, any compensation that is not deductible is generally attributable to vesting of service-based RSUs. We believe that the cost associated with these awards in excess of the deductible amount is justified by the incentive and retention value provided by the award.

Accounting Considerations. We also consider the stock-based compensation expense associated with equity awards to executives as part of the expense associated with our overall equity compensation program. Under applicable accounting rules, equity awards result in a stock-based compensation charge to PTC. The charge is equal to the fair value of the equity issued and is amortized over the vesting period of the award. For RSUs, fair value is the closing price of our stock on the grant date times the number of RSUs granted. We monitor this expense as we develop our plans and strive to maintain a program that balances the goals of our equity program with the associated expense of the program. For 2014, stock-based compensation expense as a percentage of revenue was below the 40th percentile relative to our peer group.

Assessment of Risks Associated with Our Compensation Programs

We assess our compensation plans and programs for all employees, including our executives, annually to ensure alignment of the various plans and programs with our business plan and to evaluate the potential risks associated with those plans and programs. We have concluded that, although we maintain performance-based incentive plans, our compensation plans and programs do not create risks that are reasonably likely to have a material adverse effect on PTC.

For 2014, we reviewed our compensation plans and programs for any changes from 2013 and assessed the risks associated with those changes. We then reviewed performance against the plans to determine whether the performance was achieved and whether any unexpected risks had materialized for those plans. Our assessment concluded that our plans and programs do not create material risks and are appropriate. The results of this assessment were shared with the Compensation Committee, which concurred with the conclusions reached.

The Compensation Committee regularly considers the risks associated with executive compensation and corporate incentive plans when designing such plans. The elements described below with respect to such plans and programs have generally been implemented by or at the direction of the Compensation Committee and were considered by the assessment team and the Committee when assessing the risk associated with our compensation programs:

¡	A detailed planning process with executive or Compensation Committee oversight exists for all compensation programs;

¡	The proportion of an employee’s performance-based pay increases as the responsibility and potential impact of the employee’s position increases, which structure is in line with market practices;

¡	Substantially all short-term incentive plans and commission plans are cash-based plans, which results in less total compensation being tied solely to stock performance;

¡	We set performance goals that we believe are reasonable in light of past performance and market conditions;

¡	We use performance measures that are designed to support our long-term financial goals, rather than changing measures to take advantage of changing market conditions;

¡	We use different performance measures for our annual incentive plans and our long-term incentives plans;

¡	For 2014, we introduced a second performance measure into our annual cash incentive plans to balance the single performance measure we had used in prior years;

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Compensation Discussion and Analysis

¡	Our long-term performance-based equity contains performance measures for each of the three years of the term of the award;

¡	Our long-term performance-based equity contains a catch-up provision which discourages short-term risk taking based on the duration of the performance measurement period;

¡

We use restricted stock units rather than stock options for equity awards because restricted stock units retain value even if the stock price declines so that employees are less likely to take unreasonable risks to get, or keep, options “in-the-money”;

¡	We use service-based vesting over three years for our long-term equity awards to ensure our employees’ interests are aligned with those of our stockholders for the long-term performance of PTC;

¡

Assuming achievement of at least a minimum level of performance, payouts under our performance-based plans result in some compensation at levels below full target achievement, rather than an “all-or-nothing” approach;

¡	All organizations have a component of their leadership incentive plans tied to overall PTC performance to ensure cross-functional alignment with PTC’s business plan;

¡

Our executive stock ownership policy requires our executives to hold certain levels of stock (not options, restricted stock units or restricted stock), which aligns an appropriate portion of their personal wealth to the long-term performance of PTC;

¡

Our compensation clawback policy enables us to recover incentive compensation paid to an executive officer for 2013 and thereafter if it is subsequently determined not to have been earned due to restatement of prior period financial results due to misconduct of the executive officer, thus reducing any incentive to engage in misconduct to meet financial targets.

¡	We maintain effective controls and procedures to ensure that amounts are earned and paid in accordance with our plans and programs.

Report of the Compensation Committee

The Compensation Committee has reviewed and discussed with management the foregoing Compensation Discussion and Analysis. Based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

Compensation Committee

Donald Grierson, Chairman

Paul Lacy

Robert Schechter

Renato Zambonini

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EXECUTIVE COMPENSATION

The discussion, table and footnotes below describe the total compensation paid for 2014 to our named executive officers (our Chief Executive Officer, our Chief Financial Officer, and our three other most highly compensated executive officers).

As described in “Compensation Discussion and Analysis” above and reflected in the Summary Compensation Table below, we pay these executive officers a mix of cash and equity compensation. Cash compensation consists of a base salary and an incentive plan bonus (“non-equity incentive plan compensation”). We do not pay discretionary cash bonuses to these executives. Equity compensation (“stock awards”) consists of restricted stock units (RSUs), 50% of which are performance based and 50% of which are service based, that are eligible to vest over three years from the date of grant.

We do not provide these executives with pensions or the ability to defer compensation or significant perquisites. Amounts shown in the “All Other Compensation” column reflect the matching cash contribution under our 401(k) Savings Plan for those participating in the plan.

Summary Compensation Table
Name and Principal Position	Year	Salary ($)	Stock Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)(2)	Total ($)
James Heppelmann	2014	$750,000	$4,749,968	$995,200	$7,800	$6,502,968
President and Chief Executive Officer	2013	$750,000	$4,749,990	$1,000,000	$7,650	$6,507,640
	2012	$750,000	$5,174,966	$977,300	$7,500	$6,909,766

Jeffrey Glidden	2014	$415,000	$1,874,992	$298,560	$7,800	$2,596,352
Executive Vice President, Chief Financial Officer	2013	$415,000	$1,874,978	$300,000	$7,650	$2,597,628
	2012	$415,000	$2,249,975	$293,100	$7,500	$2,965,575

Barry Cohen	2014	$415,000	$1,874,992	$298,560	$--	$2,588,552
Executive Vice President, Strategy	2013	$415,000	$1,874,978	$300,000	$--	$2,589,978
	2012	$415,000	$2,249,975	$293,100	$--	$2,958,075

Anthony DiBona(3)	2014	$363,000	$1,343,709	$248,800	$7,800	$1,963,309
Executive Vice President, Global Support

Robert Ranaldi(4)	2014	$400,000	$1,499,942	$298,560	$7,800	$2,206,302
Executive Vice President, Worldwide Sales	2013	$400,000	$1,349,990	$300,000	$7,650	$2,057,640

(1)

Aggregate grant date fair value of awards. The grant date fair value is equal to the number of RSUs granted multiplied by the closing price of our stock on the NASDAQ Global Select Market on the grant date. The grant date fair values of performance-based RSUs included in the table are the maximum amounts that can be earned under those awards, which amounts are the amounts recorded by us under the accounting rules at the time of grant and are disclosed in the “Grant Date Fair Value of Stock Awards” column in the “Grants of Plan-Based Awards” table. Assumptions made in the valuation of these awards are described in Note K to our financial statements included in our Annual Report on Form 10-K for the fiscal year ended September 30, 2014.

(2)	Amounts shown are matching contributions under PTC’s 401(k) Savings Plan.

(3)	Mr. DiBona was not a named executive officer for 2012 or 2013.

(4)	Mr. Ranaldi was not a named executive officer for 2012.

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Executive Compensation

Grants of Plan-Based Awards

As discussed in “Compensation Discussion and Analysis” above, we tie a substantial portion of our executives’ compensation to PTC’s performance through plan-based awards. For 2014, these awards consisted of:

¡	an annual cash bonus plan (“Non-Equity Incentive Plan Awards”),

¡	performance-based RSUs that vest to the extent earned over three years (“Equity Incentive Plan Awards”), and

¡	service-based RSUs that vest over three years (“Other Stock Awards”).

We describe our compensation decisions for 2014, including the rationale for these awards and the performance measures, in “Compensation Discussion and Analysis” above.

2014 Grants of Plan-Based Awards
			Estimated Possible Payouts Under Non-Equity Incentive Plan Awards			Estimated Possible Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Securities Underlying Stock or	Grant Date Fair Value of Stock
Name	Grant Date		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	Units (#)	Awards(1) ($)

James Heppelmann President and Chief Executive Officer	11/11/2013	(2)				36,925	73,849	73,849		$2,374,984
	11/11/2013	(3)							73,849	$2,374,984
	11/11/2013	(4)	$250,000	$1,000,000	$1,150,000

Jeffrey Glidden Executive Vice President, Chief Financial Officer	11/11/2013	(2)				14,576	29,151	29,151		$937,496
	11/11/2013	(3)							29,151	$937,496
	11/11/2013	(4)	$75,000	$300,000	$345,000

Barry Cohen Executive Vice President, Strategy	11/11/2013	(2)				14,576	29,151	29,151		$937,496
	11/11/2013	(3)							29,151	$937,496
	11/11/2013	(4)	$75,000	$300,000	$345,000

Anthony DiBona Executive Vice President, Global Support	11/11/2013	(2)				10,446	20,891	20,891		$671,855
	11/11/2013	(3)							20,891	$671,855
	11/11/2013	(4)	$62,500	$250,000	$287,500

Robert Ranaldi Executive Vice President, Worldwide Sales	11/11/2013	(2)				11,660	23,320	23,320		$749,971
	11/11/2013	(3)							23,320	$749,971
	11/11/2013	(4)	$75,000	$300,000	$345,000

(1)    Aggregate grant date fair value calculated by multiplying the number of RSUs granted by the closing price of a share of our common stock on the NASDAQ Global Select Market on the grant date. For performance-based awards, the value determined at the grant date assumes that the award will be earned in full. The closing price on November 11, 2013 was $32.16.

(2)    Performance-based RSUs eligible to vest over three years to the extent the performance measures are met for each of 2014, 2015 and 2016, with RSUs not earned in a year eligible to be earned in the next. Only one-third of the RSUs granted could be earned for 2014 (FY14 RSUs). The performance measure was met in full for 2014 and 100% of the FY14 RSUs were earned as follows: Mr. Heppelmann, 24,617 RSUs; Mr. Glidden, 9,717 RSUs; Mr. Cohen, 9,717 RSUs; Mr. DiBona, 6,964 RSUs; and Mr. Ranaldi, 7,774 RSUs. The RSUs earned vested on November 15, 2014.

(3)    Service-based RSUs. One third of these RSUs vested on November 15, 2014 and the remaining two-thirds will vest in substantially equal installments on November 15, 2015 and November 15, 2016.

(4)    Awards under our annual cash incentive plan. The performance measures were met at 99.52% and the following amounts were paid under the plan: Mr. Heppelmann, $995,200; Mr. Glidden, $298,560; Mr. Cohen, $298,560; Mr. DiBona, $248,800; and Mr. Ranaldi, $298,560.

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Executive Compensation

Outstanding Equity Awards at Fiscal Year-End

The following table shows the equity awards held by each named executive officer as of September 30, 2014. The equity awards in the table are restricted stock units granted in 2010 through 2014. No options were outstanding.

Outstanding Equity Awards at Fiscal Year-End
	Stock Awards
				Equity Incentive Plan Awards
Name	Number of Shares or Units of Stock That Have Not Vested (#)(1)		Market Value of Shares or Units of Stock That Have Not Vested ($)(2)	Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(3)		Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(2)

James Heppelmann
President and Chief Executive Officer	28,981	(4)	$1,069,399	240,054	(8)	$8,857,993
	28,323	(5)	$1,045,119	43,472	(9)	$1,604,117
	90,391	(6)	$3,335,428	64,146	(10)	$2,366,987
	73,849	(7)	$2,725,028	73,849	(11)	$2,725,028

Jeffrey Glidden
Executive Vice President, Chief Financial Officer	12,600	(4)	$464,940	18,901	(9)	$697,447
	12,314	(5)	$454,387	25,320	(10)	$934,308
	35,680	(6)	$1,316,592	29,151	(11)	$1,075,672
	29,151	(7)	$1,075,672

Barry Cohen
Executive Vice President, Strategy	12,600	(4)	$464,940	18,901	(9)	$697,447
	12,314	(5)	$454,387	25,320	(10)	$934,308
	35,680	(6)	$1,316,592	29,151	(11)	$1,075,672
	29,151	(7)	$1,075,672

Anthony DiBona
Executive Vice President, Global Support	9,030	(4)	$333,207	13,545	(9)	$499,811
	8,825	(5)	$325,643	18,146	(10)	$669,587
	25,570	(6)	$943,533	20,891	(11)	$770,878
	20,891	(7)	$770,878

Robert Ranaldi
Executive Vice President, Worldwide Sales	8,400	(4)	$309,960	12,600	(9)	$464,940
	8,209	(5)	$302,912	18,230	(10)	$672,687
	25,690	(6)	$947,961	23,320	(11)	$860,508
	23,320	(7)	$860,508

See Footnotes on following page.

PTC Inc. Proxy Statement	Page | 37

Executive Compensation

Footnotes to Outstanding Equity Awards at Fiscal Year End Table

(1)

The unvested restricted stock unit (RSU) awards shown in this column are subject to service-based vesting. Some of these awards were subject initially to performance-based criteria, which were satisfied in whole or in part, and are now subject only to service-based vesting.

(2)	The market value of unvested RSUs was calculated as of September 30, 2014 based on the closing price of a share of our common stock on the NASDAQ Global Select Market on September 30, 2014 of $36.90.

(3)	The unvested RSUs shown in this column are subject to performance-based vesting.

(4)	Service-based RSUs granted on November 1, 2011. These RSUs vested on November 15, 2014.

(5)

Performance-based RSUs granted on November 1, 2011 subject to subsequent service-based restrictions. These RSUs vested in three substantially equal annual installments, with the final vest on November 15, 2014.

(6)

Service-based RSUs granted on November 5, 2012. These RSUs vest in three substantially equal annual installments. Half of these RSUs vested on November 15, 2014 and the remaining RSUs will vest on November 15, 2015.

(7)

Service-based RSUs granted November 11, 2013. These RSUs vest in three substantially equal annual installments. The first installment vested on November 15, 2014, and the remaining installments will vest on November 15, 2015 and November 15, 2016.

(8)

Performance-based RSUs granted on October 1, 2010 that may be earned only to the extent the established performance criteria are met for each of 2013, 2014 and 2015. The performance criteria for the second period were met and 120,027 RSUs vested on November 15, 2014. The remaining third of the RSUs are eligible to vest on November 15, 2015 to the extent to which the performance criteria are met.

(9)

Performance-based RSUs granted on November 1, 2011 that could be earned only to the extent the established performance criteria were met. The performance criteria were met and these RSUs vested on November 15, 2014.

(10)

Performance-based RSUs granted on November 5, 2012 that may be earned only to the extent the established performance criteria for each of the three performance periods are met (2013, 2014 and 2015). The RSUs for the second period were earned in full, including those RSUs not earned in the first period, and vested on November 15, 2014. All of the remaining RSUs are eligible to vest on November 15, 2015 to the extent the performance criteria have been met.

(11)

Performance-based RSUs granted on November 11, 2013 that may be earned only to the extent the established performance criteria for each of three performance periods are met (2014, 2015 and 2016). RSUs earned will vest as to (i) up to one-third of the RSUs on November 15, 2014, (ii) up to an additional one-third of the RSUs, plus any not earned in the first period, on November 15, 2015, and (iii) up to all of the RSUs on November 15, 2016.

PTC Inc. Proxy Statement	Page | 38

Executive Compensation

Option Exercises and Stock Vested

The following table shows the value realized by executive officers upon vesting of restricted stock units during 2014. None of the named executive officers owns options and, accordingly, none of those officers exercised options in 2014.

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)(1)	Value Realized on Vesting ($)(1)
James Heppelmann,
President and Chief Executive Officer	344,758	$11,159,816
Jeffrey Glidden,
Executive Vice President, Chief Financial Officer	98,345	$3,183,428
Barry Cohen,
Executive Vice President, Strategy	94,749	$3,067,025
Anthony DiBona,
Executive Vice President, Global Support	67,954	$2,199,671
Robert Ranaldi,
Executive Vice President, Worldwide Sales	68,737	$2,225,017

(1)

The table below shows the dates the RSUs that vested in fiscal 2014 were granted, the dates on which they vested, the per share values on those dates, and the number of shares of each grant that vested for each executive.

Grant Date	Grant Date per Share Value	Vest Date	Vest Date per Share Value	James Heppelmann	Jeffrey Glidden	Barry Cohen	Anthony DiBona	Robert Ranaldi
9/27/2010	$18.99	11/15/2013	$32.37	--	26,328	--	--	--
10/1/2010	$19.44	11/15/2013	$32.37	120,028	--	--	--	--
11/3/2010	$21.90	11/15/2013	$32.37	26,255	--	11,366	8,171	2,853
3/9/2011	$23.26	11/15/2013	$32.37	26,255	--	11,366	8,171	2,853
5/4/2011	$22.81	11/15/2013	$32.37	--	--	--	--	7,306
5/6/2011	$22.73	11/15/2013	$32.37	--	--	--	--	6,210
11/1/2011	$19.84	11/15/2013	$32.37	100,779	43,816	43,816	31,401	29,210
11/5/2012	$21.0197	11/15/2013	$32.37	71,441	28,201	28,201	20,211	20,305

				344,758	98,345	94,749	67,954	68,737

PTC Inc. Proxy Statement	Page | 39

Executive Compensation

Potential Payments upon Termination or Change in Control

We have agreements with our executive officers that provide the benefits described below in connection with certain terminations or a change in control of PTC. We describe our reasons for providing these benefits in “COMPENSATION DISCUSSION AND ANALYSIS — Severance and Change in Control Arrangements” on page 31.

To receive the payments and benefits described below, the executive must execute a release of claims against PTC. The executive also must continue to comply with the material terms of his agreement and the terms of his Non-Disclosure, Non-Competition and Invention Agreement with PTC, which remains in effect after his termination of employment.

Agreement with Mr. Heppelmann, President and Chief Executive Officer

Termination without Cause

If we terminate Mr. Heppelmann’s employment without cause other than in connection with a change in control, he will be entitled to:

¡	payment of his base salary over the two years following such event, paid at the highest rate in effect during the six months preceding such termination;

¡	payment of an amount equal to two times the average annual bonuses paid to him for the two fiscal years preceding the year in which the termination occurs, paid over two years; and

¡	continued participation in PTC’s medical, dental, vision and basic life insurance benefit plans (or payment in lieu thereof) for up to two years following such termination.

Change in Control

Equity. Effective upon a change in control of PTC:

¡	all performance criteria applicable to any equity award held by Mr. Heppelmann will be deemed to have been met in full; and

¡

the vesting schedule applicable to any equity award held by Mr. Heppelmann will be amended to immediately vest any portion of such award scheduled to vest after the second anniversary of the change in control (unless the agreement is not assumed or replaced, in which case the equity award will become vested and exercisable in full).

These provisions are not applicable to any equity interests issued in connection with PTC’s annual incentive plan or other short-term incentive plans (“bonus equity”) or to any equity award specifically excluded from these provisions.

Annual Incentive Award/Annual Bonus Equity. In addition, upon a change in control, for any annual cash incentive award in effect for the year in which the change in control occurs and any bonus equity, all performance criteria will be deemed met in full and Mr. Heppelmann will be entitled to a lump sum payment of a pro-rata portion of any such annual cash incentive award and a pro-rata portion of any such bonus equity held by him will vest (such pro-rata portions to be based on the number of days elapsed in the applicable fiscal year).

Termination in Connection with a Change in Control

If within the two years following a change in control (or within the prior six months in certain circumstances) Mr. Heppelmann is terminated without cause or resigns for good reason (including, generally, a reduction in compensation, a reduction in authority or responsibilities, or relocation of our principal office by over 50 miles), Mr. Heppelmann will be entitled to:

¡	a lump sum payment equal to three times his highest base salary in effect for the six months preceding such termination;

¡	a lump sum payment equal to three times his highest annual target bonus in effect for the year in which the change in control occurred or after the change in control;

¡	continued participation in PTC’s medical, dental, vision and basic life insurance benefit plans (or payment in lieu thereof) for up to two years following such termination;

¡	accelerated vesting in full of all equity awards held by him (other than any bonus equity held by him); and

PTC Inc. Proxy Statement	Page | 40

Executive Compensation

¡	the option exercise period for each stock option held by him will be extended until the earlier of the second anniversary of his termination of employment or the original term of such option.

No Gross-Up Payment. Mr. Heppelmann is not under any circumstances entitled to a gross-up payment for any excise taxes to which he may be subject if any of the above payments and benefits are considered to be “parachute payments.”

Death or Disability

If Mr. Heppelmann’s employment terminates by reason of his death or disability:

¡	all performance criteria applicable to all equity awards held by him will be deemed to have been met in full; and

¡	all equity awards held by him will immediately become vested and exercisable in full.

These provisions are not applicable to any unvested bonus equity held by him, which would terminate on such event, or to any equity award specifically excluded from these provisions.

Agreements with Mr. Cohen, Mr. Glidden, Mr. DiBona and Mr. Ranaldi

Termination without Cause

If we terminate any of these executives’ employment without cause, the executive will be entitled to:

¡	a lump sum payment in an amount equal to his highest annual salary (excluding bonuses) in effect during the six months immediately preceding the termination date; and

¡	continued participation in PTC’s medical, dental, vision and basic life insurance benefit plans (or payment in lieu thereof) for up to one year following such termination.

Change in Control

Equity. Effective upon a change in control of PTC:

¡	all performance criteria applicable to any equity award held by the executive will be deemed to have been met in full; and

¡

the vesting schedule applicable to any equity award held by the executive, including restricted stock, will be amended to immediately vest any portion of such award scheduled to vest after the second anniversary of the change in control (unless the agreement is not assumed or replaced, in which case the equity award will become vested and exercisable in full).

These provisions are not applicable to any bonus equity held by the executive or to any equity award specifically excluded from this provision.

Annual Cash Incentive/Bonus Equity. In addition, upon a change in control, with respect to any annual cash incentive award in effect for the year in which the change in control occurs and any bonus equity, all performance criteria will be deemed met in full and each executive will be entitled to a lump sum payment of a pro-rata portion of any such annual cash incentive award and a pro-rata portion of any such bonus equity held by the executive will vest (such pro-rata portions to be based on the number of days elapsed in the applicable fiscal year).

Termination in Connection with a Change in Control

If within the two years following a change in control the executive is terminated without cause or resigns for good reason (including, generally, a reduction in compensation, a reduction in authority or responsibilities, or relocation of our principal office by over 50 miles), the executive will be entitled to:

¡	the benefits he would have received if his employment was terminated without cause as described above;

¡	a lump sum payment equal to his highest annual target bonus in effect for the year in which the change in control occurred or after the change in control; and

¡	accelerated vesting in full of all equity awards held by him (other than any bonus equity held by him).

PTC Inc. Proxy Statement	Page | 41

Executive Compensation

No Gross-Up Payment. None of these executives is entitled under any circumstances to a gross-up payment for any excise taxes to which he may be subject if any of the above payments or benefits are considered to be “parachute payments.”

Termination upon Death or Disability

If the executive’s employment terminates due to his death or disability:

¡	all performance criteria applicable to any equity awards held by him will be deemed to have been met in full; and

¡	all equity awards held by him will immediately become vested and exercisable in full.

These provisions are not applicable to any unvested bonus equity held by the executive, which would terminate on such event, or to any equity award specifically excluded from these provisions.

Tabular Presentation of Benefits Provided

The table on the next page shows the benefits that would have been provided under the agreements described above had a change in control and/or termination of each executive’s employment occurred on September 30, 2014.

PTC Inc. Proxy Statement	Page | 42

Executive Compensation

Potential Payments on Termination or Change in Control
	Circumstances of Termination or Event
Name	Termination without Cause	Termination for Cause or Voluntary Resignation	Change in Control	Termination without Cause or Resignation for Good Reason within 2 Years following a Change in Control	Disability or Death
James Heppelmann
President & Chief Executive Officer
Base Salary	$1,500,000	$—	$—	$2,250,000	$—
Bonus	1,977,300	—	—	3,000,000	—
Pro-Rated Bonus	—	—	1,000,000	—	—
Accelerated Equity	—	—	10,674,653(1)(2)	13,054,445(3)	23,729,099(3)
Benefits Continuation	91,580	—	—	91,580	—

Total	$3,568,880	$—	$11,674,653	$18,396,025	$23,729,099

Jeffrey Glidden
Executive Vice President, Chief Financial Officer
Base Salary	$415,000	$—	$—	$415,000	$—
Bonus	—	—	—	300,000	—
Pro-Rated Bonus	—	—	300,000	—	—
Accelerated Equity	—	—	717,115(1)	5,301,903(3)	6,019,018(3)
Benefits Continuation	66,878	—	—	66,878	—

Total	$481,878	$—	$1,017,115	$6,083,781	$6,019,018

Barry Cohen
Executive Vice President, Strategy
Base Salary	$415,000	$—	$—	$415,000	$—
Bonus	—	—	—	300,000	—
Pro-Rated Bonus	—	—	300,000	—	—
Accelerated Equity	—	—	717,115(1)	5,301,903(3)	6,019,018(3)
Benefits Continuation	89,111	—	—	89,111	—

Total	$504,111	$—	$1,017,115	$6,106,014	$6,019,018

Anthony DiBona
Executive Vice President, Global Support
Base Salary	$363,000	$—	$—	$363,000	$—
Bonus	—	—	—	250,000	—
Pro-Rated Bonus	—	—	250,000	—	—
Accelerated Equity	—	—	513,869(1)	3,799,667(3)	4,313,536(3)
Benefits Continuation	51,937	—	—	51,937	—

Total	$414,937	$—	$763,869	$4,464,604	$4,313,536

Robert Ranaldi
Executive Vice President, Worldwide Sales
Base Salary	$400,000	$—	$—	$400,000	$—
Bonus	—	—	—	300,000	—
Pro-Rated Bonus	—	—	300,000	—	—
Accelerated Equity	—	—	573,647(1)	3,845,829(3)	4,419,476(3)
Benefits Continuation	37,990	—	—	37,990	—

Total	$437,990	$—	$873,647	$4,583,819	$4,419,476

(1)

Value of unvested restricted stock units that would have vested from and after the second anniversary of the change in control that accelerate and become fully vested, based on a closing stock price of $36.90 on September 30, 2014.

(2)	Includes the unvested balance of the promotion award granted October 1, 2010 that is not subject to the Change in Control provisions of his executive agreement.

(3)	Value of unvested restricted stock units that accelerate and become fully vested based on a closing stock price of $36.90 on September 30, 2014.

PTC Inc. Proxy Statement	Page | 43

PROPOSAL 3:	RE-APPROVE THE PERFORMANCE GOALS UNDER THE 2009 EXECUTIVE CASH INCENTIVE PERFORMANCE PLAN

As described above in Compensation Discussion and Analysis, we use performance-based compensation as a significant portion of our executives’ compensation to align their interests with those of our stockholders. The cash incentive plan provides for cash payments to executives based on the achievement of performance goals established at the beginning of the performance period. We selected a variety of business criteria for use as performance goals under the cash incentive plan to enable us to structure such performance-based compensation from year to year in the way that we believe will best incentivize our executives to achieve our business plan and maximize stockholder value.

We are seeking stockholder approval of the general business criteria that may be used to establish performance goals under the 2009 Executive Cash Incentive Performance Plan so that PTC may deduct incentive amounts paid to certain of our executive officers under that plan from our corporate income taxes.

The Board of Directors recommends that you vote FOR re-approval of the performance goals under the 2009 Executive Cash Incentive Performance Plan.

Rationale for the 2009 Executive Cash Incentive Performance Plan and Approval of the Performance Goals under the Plan

PTC maintains cash-based incentive plans for its employees generally. The 2009 Executive Cash Incentive Performance Plan was established as a separate plan for executive officers because Section 162(m) of the U.S. Internal Revenue Code limits the tax deductibility of compensation paid to our four highest compensated executive officers (other than our chief financial officer) to $1 million each unless the compensation is “performance-based” as defined in Section 162(m). Section 162(m) requires that the general business criteria of any performance goals that are established by the Committee be approved periodically by stockholders. This last occurred in 2010. If the performance goals are not RE-approved, cash incentive amounts paid to those officers under the plan may not be deemed performance-based compensation and will not be deductible by us. Our ability to deduct the performance-based compensation we pay these executives enables us to reduce the expense of compensating them. Accordingly, we believe re-approval of the performance goals under the cash incentive plan benefits stockholders and ask that you re-approve the performance goals.

A copy of the cash incentive plan is attached as Appendix B to this proxy statement and a summary of the material terms appears below under “Performance Goals,” including a list of the general business criteria that may be used to establish performance goals.

PTC Inc. Proxy Statement	Page | 44

Proposal 3:  Re-Approve the Performance Goals Under the 2009 Executive Cash Incentive Performance Plan

Summary of the 2009 Executive Cash Incentive Performance Plan
Administration

The cash incentive plan is administered by the Compensation Committee of the Board of Directors. The Committee is composed of at least two members of our Board who meet certain tests under the U.S. tax and securities laws for independence from PTC management.

Eligibility and Participation

The Committee may make awards to executive officers of PTC whom the Committee deems capable of contributing to the successful performance of PTC. Seven executive officers of PTC are currently eligible to participate in the plan.

Types of Awards	The Committee may make cash awards subject to achievement of performance goals established by the Committee.
Award Determination

Early in each performance period, the Committee, in its discretion, establishes the plan participants, the performance goals and the target bonus award for each participant. At the end of the performance period, the Committee determines the level of achievement of the performance goals and calculates the amount of the award earned for each participant based on such achievement.

Performance Goals

The Committee may establish performance goals applicable to awards that are based on one or a combination of the business criteria set forth below. The Committee determines the level of achievement that must be attained for any performance goal selected before payment of any award is made. The business criteria upon which performance goals may be based are:

¡     revenue

¡    revenue growth

¡     sales

¡    expenses

¡     margins

¡    net income

¡     earnings or earnings per share

¡    cash flow

¡     shareholder return

¡    return on investment

¡     return on invested capital, assets, or equity

¡    profit before or after tax

¡     operating profit

¡     return on research and development investment

¡    market capitalization

¡     new product releases

¡    quality improvements

¡     brand or product recognition or acceptance (including market share)

¡     cycle time reductions

¡    customer satisfaction measures

¡     strategic positioning or marketing programs or campaigns

¡     strategic accounts or alliances or partnerships

¡    business or information systems or organizational improvements

¡    expense management

¡     infrastructure support programs

¡    human resource programs

¡     customer programs

¡    technology development programs

¡     merger or acquisition integration

Limitation on Individual Grants	The maximum amount that may be awarded under this plan to any participant in one or more performance periods ending in a given fiscal year is $10 million.
Payments	Payments are made in cash after the end of the performance period and no later than March 15 of the calendar year following the end of the performance period.

PTC Inc. Proxy Statement	Page | 45

Proposal 3:  Re-Approve the Performance Goals under the 2009 Executive Cash Incentive Performance Plan

Summary of the 2009 Executive Cash Incentive Performance Plan

Termination of Service	The Committee may determine the effect on an award of the disability, death, retirement or other termination of service of a participant.
Change in Control

The Committee may act to preserve a participant’s rights under an award in the event of a change in control of PTC by, among other things, accelerating payment of an award, adjusting the criteria applicable to the payment of any amount under an award, or causing PTC’s obligations under the plan to be assumed by another entity.

Amendment

The Committee may amend, suspend or terminate the plan in its discretion, but may not amend the plan without stockholder approval if the effect of such amendment would be to cause an outstanding or pending award to cease to qualify for the performance-based compensation exception to Section 162(m).

Potential Benefits that may be Awarded under the 2009 Executive Cash Incentive Performance Plan

The cash award values shown in the table below are the maximum amounts our executives are eligible to earn under the plan for our 2015 fiscal year. The amounts actually paid are dependent on the extent to which the applicable performance measures are achieved. The amounts awarded in any year are not established until the beginning of that year and, accordingly, are not determinable for future years.

Name and Title or Group	Executive Incentive Plan Maximum Award Values for Fiscal 2015

James Heppelmann President and Chief Operating Officer	$ 1,150,000

Jeffrey Glidden Executive Vice President and Chief Financial Officer	$ 345,000

Barry Cohen Executive Vice President, Strategy	$ 345,000

Anthony DiBona Executive Vice President, Global Support	$ 287,500

Robert Ranaldi Executive Vice President, Worldwide Sales	$ 345,000

All Current Executive Officers as a Group	$ 3,162,500

PTC Inc. Proxy Statement	Page | 46

PROPOSAL 4:	ADVISORY VOTE TO CONFIRM THE SELECTION OF PRICEWATERHOUSECOOPERS LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2015

We are asking stockholders to confirm the Audit Committee’s selection of PricewaterhouseCoopers LLP, a registered public accounting firm, as PTC’s independent registered public accounting firm for the fiscal year ending September 30, 2015.

Although stockholder confirmation of the selection of PricewaterhouseCoopers LLP is not required by law or our by-laws, and this vote is only advisory, the Board believes that it is advisable to give stockholders an opportunity to provide guidance on this selection. If this confirmation is not received, the Board will request that the Audit Committee reconsider its selection of PricewaterhouseCoopers LLP.

The Board of Directors recommends that you vote FOR the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2015.

Engagement of Independent Auditor and Approval of Professional Services and Fees

The Audit Committee is responsible for the engagement of our independent auditor and for approving, in advance, all audit services and permitted non-audit services to be provided by the independent auditor. The Audit Committee has adopted a policy for the engagement of the independent auditor that is intended to maintain the independent auditor’s independence from PTC. In adopting the policy, the Audit Committee considered the various services that the independent auditor has historically performed or may be asked to perform in the future.

The policy, which is reviewed and re-adopted at least annually by the Audit Committee:

¡

approves the performance by the independent auditor of certain types of services (principally audit-related and tax), subject to restrictions in some cases, based on the Committee’s determination that engaging the auditor for such services would not be likely to impair the independent auditor’s independence from PTC;

¡	requires that management obtain the specific prior approval of the Audit Committee for each engagement of the independent auditor to perform other types of permitted services;
¡	prohibits the performance by the independent auditor of certain types of services due to the likelihood that its independence would be impaired; and

¡

sets an aggregate expenditure limitation on fees for approved services and provides for fee caps on certain categories of approved services that may not be exceeded without the prior approval of the Committee.

Any approval required under the policy must be given by the Audit Committee, by the Chairman of the Committee in office at the time, or by any other Committee member to whom the Committee has delegated that authority. The Audit Committee does not delegate its responsibilities to approve services performed by the independent auditor to any member of management.

The standard applied by the Audit Committee in determining whether to grant approval of any engagement of the independent auditor is whether the services to be performed, the compensation to be paid therefor and other related factors are consistent with the independent auditor’s independence under guidelines of the Securities and Exchange Commission, the Public Company Accounting Oversight Board, and applicable professional standards.

PTC Inc. Proxy Statement	Page | 47

Proposal 4:  Confirm the Selection of PricewaterhouseCoopers LLP

The Committee considers:

¡	whether the work product is likely to be subject to, or implicated in, audit procedures during the audit of PTC’s financial statements;

¡	whether the independent auditor would be functioning in the role of management or in an advocacy role;

¡	whether performance of the service by the independent auditor would enhance PTC’s ability to manage or control risk or improve audit quality;
¡

whether performance of the service by the independent auditor would increase efficiency because of the auditor’s familiarity with PTC’s business, personnel, culture, systems, risk profile and other factors; and

¡

whether the amount of fees involved, or the proportion of the total fees payable for tax and other non-audit services, would tend to reduce the independent auditor’s ability to exercise independent judgment in performing the audit.

PricewaterhouseCoopers LLP Professional Services and Fees

The table below shows the fees for professional services rendered by PricewaterhouseCoopers LLP for 2014 and 2013. All of the fees disclosed below were pre-approved by the Audit Committee in accordance with the policy described above.

Type of Professional Service Fees	Fiscal 2014	Fiscal 2013
Audit Fees	$4,522,600	$3,886,500
Audit-Related Fees(1)	$747,700	$747,800
Tax Fees(2)	$1,657,100	$2,390,800
All Other Fees(3)	$1,800	$1,800

(1)	Consists principally of fees for services related to financial due diligence associated with acquisition targets and consultations concerning financial accounting and reporting standards.
(2)

Consists principally of fees related to tax compliance, tax planning and tax advice services and tax compliance services related to PTC’s expatriate employees (including assistance with individual tax compliance that PTC provides as a benefit to these employees), as follows:

Type of Tax Service	Fiscal 2014	Fiscal 2013
Tax compliance and preparation services (comprised of preparation of original and amended tax returns, claims for refunds, and tax payment planning services)	$335,500	$567,300
Tax compliance services related to PTC’s expatriate employees	607,000	713,100
Other tax services including tax planning and advice services and assistance with tax audits	714,600	1,110,400
Total	$1,657,100	$2,390,800

(3)	Consists of accounting research software.

Report of the Audit Committee

The Audit Committee:

¡	reviewed and discussed the audited financial statements for 2014 with management and with PricewaterhouseCoopers LLP;

¡

discussed with PricewaterhouseCoopers LLP the matters required to be discussed by Auditing Standard No. 16, Communications with Audit Committees, issued by the Public Company Accounting Oversight Board;

¡

discussed with PricewaterhouseCoopers LLP its independence from PTC and its management, including the matters in the letter and written disclosures received from PricewaterhouseCoopers LLP as required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent auditor’s communications with the Audit Committee concerning independence; and

¡	considered whether the independent auditor’s provision of the non-audit related services to PTC, which are described above, is compatible with maintaining independence.

PTC Inc. Proxy Statement	Page | 48

Proposal 4:  Confirm the Selection of PricewaterhouseCoopers LLP

Based on the Committee’s review and discussions with management and PricewaterhouseCoopers LLP and the Committee’s review of the independent auditor’s report to the Committee, the Committee recommended to the Board of Directors that the audited financial statements be included in PTC’s Annual Report on Form 10-K for the year ended September 30, 2014 for filing with the Securities and Exchange Commission.

Audit Committee

Robert Schechter, Chairman

Thomas Bogan

Paul Lacy

Attendance at the Annual Meeting

Representatives of PricewaterhouseCoopers LLP are not expected to be present at the Annual Meeting.

PTC Inc. Proxy Statement	Page | 49

INFORMATION ABOUT PTC COMMON STOCK OWNERSHIP

Stockholders That Own at Least 5% of PTC

The following table shows all persons we believe to be beneficial owners of at least 5% of PTC common stock as of November 30, 2014. “Beneficial owners” of PTC common stock are those who have the power to vote or to sell that stock. Our information is based in part on reports filed with the Securities and Exchange Commission (SEC) by the firms listed in the table below. If you wish, you may obtain these reports from the SEC.

Stockholder	Number of Shares Beneficially Owned(1)	Percentage of Common Stock Outstanding(2)
BlackRock, Inc.(3)	11,230,804(3)	9.68%
40 East 52nd Street
New York, NY 10022
FMR LLC (4)	7,599,081(4)	6.55%
Edward C. Johnson 3d
80 Devonshire Street
Boston, MA 02109
The Vanguard Group(5)	7,324,190(5)	6.31%
100 Vanguard Boulevard
Malvern, PA 19355

(1)

Shares beneficially owned based on information available to us and applicable regulations. This does not constitute an admission by any stockholder that such stockholder beneficially owns the shares listed. Unless otherwise indicated, each stockholder referred to above has sole voting and investment power over the shares listed.

(2)

For purposes of determining the percentage of common stock outstanding, the number of shares deemed outstanding consists of the 115,995,195 shares outstanding as of November 30, 2014 and any shares subject to options or RSUs held by the person that are exercisable or that vest, as applicable, on or before January 30, 2015.

(3)

As reported on Schedule 13G filed January 30, 2014, BlackRock, Inc. is a parent holding company that has beneficial ownership of the shares reported through its subsidiaries. BlackRock has sole voting power over 10,826,870 of the shares reported and sole dispositive power over 11,230,804 of the shares reported.

(4)

As reported on Schedule 13G filed February 14, 2014, FMR LLC has sole voting power over 1,943,631 shares reported and sole dispositive power over 7,599,081 shares reported, and Edward C. Johnson 3d is an individual and the Chairman of FMR LLC who may be deemed to control FMR LLC, and FMR LLC is a parent holding company that has beneficial ownership of the shares reported through its ownership of (i) Fidelity Management & Research Company (“Fidelity”), an investment advisor that beneficially owns 5,238,411 of the shares reported as a result of acting as investment advisor to various investment companies (each of Edward C. Johnson and FMR LLC, through its control of Fidelity, has sole dispositive power over the 5,238,411 shares reported); (ii) Fidelity SelectCo, LLC (“SelectCo”), an investment adviser that beneficially owns 236,370 of the shares reported as a result of acting as an investment adviser to various investment companies owned by the SelectCo Funds (“SelectCo Funds”) owning such shares (each of Edward C. Johnson and FMR LLC, through its control of SelectCo, has sole dispositive power over 236,370 shares reported); (iii) Strategic Advisers, Inc., an investment adviser that beneficially owns 9 of the shares reported; (iv) Pyramis Global Advisors, LLC (“PGA LLC”), an investment advisor that beneficially owns 30,650 of the shares reported as a result of acting as an investment adviser to institutional accounts, non-U.S. mutual funds or investment companies owning such shares (each of Edward C. Johnson and FMR LLC, through its control of PGA LLC, has sole dispositive power over the 30,650 shares beneficially owned by PGA LLC and sole voting over 29,450 of such shares); (v) Pyramis Global Advisors Trust Company (“PGA TC”), a bank that beneficially owns 2,041,841 of the shares reported as a result of its serving as investment manager of institutional accounts owning such shares (each of Edward C. Johnson and FMR LLC, through its control of PGA TC, has sole dispositive power over the 2,041,841 shares beneficially owned by PGA TC and sole voting power over 1,861,341 of such shares); and FIL Limited (“FIL”), a qualified institution, beneficially owns 51,800 of the shares reported.

(5)

As reported on Schedule 13G filed February 12, 2014, The Vanguard Group is an investment advisor that has sole voting power over 166,110 of the shares reported, sole dispositive power over 7,164,280 of the shares reported and shared dispositive power over 159,910 of the shares reported.

PTC Inc. Proxy Statement	Page | 50

Information About PTC Common Stock Ownership

Stock Owned by Directors and Officers

The following table shows the PTC common stock beneficially owned by PTC’s current directors and named executive officers, as well as all current directors and executive officers as a group, as of November 30, 2014.

Director or Executive Officer	Number of Shares Beneficially Owned(1)		Percentage of Common Stock Outstanding(2)
Thomas Bogan	40,798		*
Janice Chaffin	10,593		*
Donald Grierson	80,158	(3)	*
Paul Lacy	55,758		*
Michael Porter	222,465	(4)	*
Robert Schechter	52,831		*
Renato Zambonini	45,984		*
James Heppelmann	608,509		*
Jeffrey Glidden	163,266		*
Barry Cohen	117,892		*
Anthony DiBona	51,704		*
Robert Ranaldi	72,756		*
All directors, nominees for director, and current executive officers as a group (14 persons)	1,626,156		1.40%

*	Less than 1% of issued and outstanding Common Stock.

(1)

Shares beneficially owned based on information available to us and applicable regulations. This does not constitute an admission by any stockholder that such stockholder beneficially owns the shares listed. Unless otherwise indicated, each stockholder referred to above has sole voting and investment power over the shares listed.

(2)

For purposes of determining the percentage of common stock outstanding, the number of shares deemed outstanding consists of the 115,995,195 shares outstanding as of November 30, 2014 and any shares subject to options or RSUs held by the person that are exercisable or that vest, as applicable, on or before January 30, 2015.

(3)	43,000 of such shares are pledged to secure a loan commitment.

(4)	10,000 of such shares are held in a margin account.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires that our insiders—our directors, executive officers and 10%-or-greater stockholders—file reports with the SEC on their initial beneficial ownership of PTC common stock and any subsequent changes (in this case, “beneficial ownership” means a pecuniary interest in the shares).

Based on our review of all reports filed by our insiders or written representations from insiders that all reportable transactions were reported, we believe that all of our insiders filed on a timely basis all reports required by Section 16(a) for 2014.

PTC Inc. Proxy Statement	Page | 51

STOCK PERFORMANCE GRAPH

The Stock Performance Graph below compares the cumulative stockholder return on our common stock from September 30, 2009 to September 30, 2014 with the cumulative return over the same period of:

¡	the S&P 500 Index,

¡	the NASDAQ Composite Index, and

¡	the NASDAQ Computer & Data Processing Index.

The Stock Performance Graph assumes that the value of the investment in PTC common stock and each of the comparison groups was $100 on September 30, 2009 and assumes the reinvestment of dividends. We have never declared a dividend on our common stock.

The stock price performance depicted in the graph below is not necessarily indicative of future price performance.

*$100 invested on 9/30/09 in stock or index, including reinvestment of dividends. Fiscal year ending September 30.

	9/30/2009	9/30/2010	9/30/2011	9/30/2012	9/30/2013	9/30/2014

PTC Inc.	$100.00	$141.39	$111.29	$157.53	$205.93	$267.00
S&P 500	$100.00	$110.16	$111.42	$145.07	$173.13	$207.30
NASDAQ Composite	$100.00	$112.55	$116.28	$153.12	$189.49	$227.09
NASDAQ Computer & Data Processing	$100.00	$105.47	$107.84	$135.93	$172.35	$218.53

PTC Inc. Proxy Statement	Page | 52

TRANSACTIONS WITH RELATED PERSONS

Review of Transactions with Related Persons

We have a written policy regarding the review, approval and ratification of transactions involving related persons. Related persons include our directors, executive officers and persons or entities that beneficially own 5% or more of our outstanding common stock and their respective immediate family members as defined in applicable SEC regulations. Our Audit Committee is responsible for reviewing and approving or ratifying any related party transaction exceeding a specified threshold (unless such transaction involves the compensation of an executive officer whose compensation is reviewed and approved by the Compensation Committee). In reviewing such transactions, the Audit Committee considers:

¡	if the transaction has an appropriate business purpose,

¡	if the terms of the transaction are not less favorable to PTC than those that could be obtained from an unrelated third party,

¡	if it is necessary or desirable for PTC to enter into the transaction at that time,

¡	if the amount of consideration to be paid or received by PTC is appropriate, and

¡	if entering into the transaction with the related person rather than an independent third party is desirable.

All related person transactions described below were reviewed and approved by the Audit Committee or the Compensation Committee in accordance with such policy.

Transactions with Related Persons

Professor Porter, one of our directors, whose term expires at the 2015 Annual Meeting and who will transition off the Board at that time, consults with our executives on strategic matters and participates in executive events sponsored by us for existing and potential customers. These services are provided under an agreement we entered into with him on November 27, 2013, which expires on the date of the 2015 Annual Meeting (or, if earlier, March 15, 2015). Under the agreement, in consideration for the strategic consulting services, we granted him 6,213 restricted stock units (worth approximately $200,000 on the date of grant), 3,107 of which vested on November 15, 2014 and 3,106 of which vest on the earlier of the 2015 Annual Meeting and March 15, 2015. We also pay him $60,000 for each executive event in which he participates, up to a maximum of $240,000 over the term of the agreement. We paid $180,000 of such fees in 2014. Unvested RSUs will be forfeited if he terminates the agreement or if we terminate the agreement for cause; unvested RSUs will accelerate and vest if we terminate the agreement without cause.

Matthew Cohen, the son of Barry Cohen, our Executive Vice President, Strategy, is our Executive Vice President of Global Services. Matthew was promoted to this position in April 2014, having worked in and contributed to the success of our Global Services business since 2001. Matthew earned a salary of $269,958, a performance bonus of $149,280 and commissions of $99,700 in 2014 and was granted $374,970 worth of performance-based RSUs and $384,947 worth of service-based RSUs in 2014, which RSUs vest in 2014, 2015 and 2016 to the extent the applicable performance and service-based criteria are met. The amounts paid were commensurate with those of his peers.

Howard Heppelmann, the brother of James Heppelmann, our President and Chief Executive Officer, is our Divisional General Manager, New Businesses Segment. Howard is not an executive officer of PTC. Howard earned a salary of $250,000 and a performance bonus of $123,041 in 2014 and was granted $149,994 worth of service-based RSUs in 2014, which RSUs vest in 2014, 2015 and 2016 to the extent the service-based criteria are met. The amounts paid were commensurate with those of his peers.

PTC Inc. Proxy Statement	Page | 53

STOCKHOLDER PROPOSALS AND NOMINATIONS

How to Submit a Proposal

If you wish to nominate a person for election as a director or make another proposal for consideration at the 2016 Annual Meeting of Stockholders, you must give written notice to us between September 23, 2015 and October 23, 2015, including the information required by our by-laws. The information required by our by-laws with respect to director nominations is described below.

Under SEC rules, if you desire that such proposal be included in our proxy statement and proxy card, you must give written notice to us no later than September 23, 2015.

Your written proposal must be sent to:	Aaron C. von Staats Secretary PTC Inc. 140 Kendrick Street Needham, Massachusetts 02494

In order to limit controversy as to the date on which PTC receives a proposal, you should submit your proposal by Certified Mail-Return Receipt Requested.

Information to be Provided in Connection with Director Nominations

If you wish to recommend a person for election as a director, your proposal should include the information described below and a brief statement describing the reasons you believe the person would be an effective director for PTC.

Candidates recommended by stockholders are reviewed in the same manner and using the same general criteria as candidates recommended by the Corporate Governance Committee and/or the Board.

Information about the Director Nominee

You must provide the following information about the director nominee:

¡	the name, age, and business and residence addresses of the person,

¡

the principal occupation or employment of the person for the past five years, as well as information about any other Board of Directors and board committee on which the person has served during that period,

¡	the number of shares of PTC stock, if any, beneficially owned by the person,

¡

whether or not the person is currently “independent” from PTC under the independence standards of the NASDAQ Global Select Market and all facts that currently prevent the person from being independent under such standards, if applicable, and

¡

any other information relating to the person that is required to be disclosed in solicitations for proxies for election of directors pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended.

Information about the Nominating Stockholder

You must provide the following information about yourself:

¡	your name and record address and the name and address of the beneficial owner of our shares, if any, on whose behalf the proposal is made,

¡

a description of all familial, compensatory, financial and/or other relationships, arrangements and transactions, existing at any time within the preceding three years or currently proposed, between the

PTC Inc. Proxy Statement	Page | 54

Stockholder Proposals and Nominations

director nominee and you or the beneficial owner of our shares on whose behalf the proposal is made, if any, or any of your or their respective affiliates and associates, and

¡	the details of all the following that are held and/or beneficially owned, directly or indirectly, including through any entity, by you and by such beneficial owner, if any:

—	the number of shares of PTC stock,

—

any option, warrant, convertible security, stock appreciation right, or similar right with an exercise or conversion privilege or a settlement payment or mechanism at a price related to PTC stock or with a value derived in whole or in part from the value of PTC stock, whether or not such instrument or right is subject to settlement in PTC stock or otherwise (a “derivative instrument”) and any other direct or indirect opportunity of any such person to profit or share in any profit derived from any increase or decrease in the value of PTC stock,

—	any proxy, contract, arrangement, understanding, or relationship pursuant to which you or such other beneficial owner, if any, has a right to vote any shares of PTC stock,

—

any short interest in PTC stock (that is, if you directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, have the opportunity to profit or share in any profit derived from any decrease in the value of PTC stock),

—	any rights to dividends on PTC stock that are separated or separable from PTC stock, and

—

any performance-related fees (other than an asset-based fee) that you or such beneficial owner, if any, is entitled to based on any increase or decrease in the value of PTC stock or derivative instruments, if any, as of the date of your notice, including without limitation any such interest held by members of your immediate family sharing the same household.

The Committee may require any proposed nominee to furnish such other information as it may reasonably require to determine the proposed nominee’s eligibility, or lack thereof, to serve as a director of PTC.

PTC Inc. Proxy Statement	Page | 55

ADDITIONAL INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

Proposals to be Voted on at the Meeting

Proposal	Board Recommendation	Vote Required	Broker Discretionary Voting Allowed

Elect seven directors to serve until the 2016 Annual Meeting of Stockholders.	FOR	Plurality(1)	No

Advisory vote to approve the compensation of our named executive officers.	FOR	Majority Votes Cast	No

Re-Approve the Performance Goals under the 2009 Executive Cash Incentive Performance Plan	FOR	Majority Votes Cast	No

Advisory vote to confirm the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the current fiscal year.	FOR	Majority Votes Cast	Yes

(1)     PTC has a majority voting policy under which a director who receives more “Withhold” votes than “For” votes is required to tender his or her resignation and the board is required to evaluate the proposed resignation and announce its decision with respect to such resignation.

“Plurality” means that the nominees for director receiving the greatest number of votes will be elected.

“Majority” means that a proposal that receives an affirmative majority of the votes cast will be approved.

“Broker Discretionary Voting” occurs when a broker does not receive voting instructions from the beneficial owner and votes those shares in its discretion on any proposal on which it is permitted to vote.

Effect of Abstentions and Broker Non-Votes

If you abstain from voting on any of the proposals, or if your broker or bank does not vote on any proposal because it has not received instructions from you and is not permitted to vote in its discretion (a broker non-vote), it will not count as a vote for or against any proposal.

Voting by Proxy

You may vote by proxy using the Internet by following the instructions on your notice or proxy card. If you requested a printed set of materials, you may also vote by telephone or by mail by following the instructions on the proxy card.

Voting methods differ depending on whether you are a registered stockholder (that is, you hold your stock in your own name) or you hold your shares in “street name” (that is, in the name of a brokerage firm or bank that holds your securities account). In either case, you must follow the procedures described on your notice or proxy card.

When you vote, you are giving your “proxy” to the individuals we have designated to vote your shares at the meeting as you direct. If you do not make specific choices, they will vote your shares in accordance with the Board’s recommendations as set forth above. If any matter not listed in the Notice of Meeting is properly presented at the Annual Meeting, they will vote your shares in accordance with their best judgment. As of the date hereof, we knew of no matters that needed to be acted on at the meeting other than as discussed in this proxy statement.

Whether you plan to attend the Annual Meeting or not, we encourage you to vote promptly. Voting promptly will not affect your right to attend the Annual Meeting. If you wish to vote at the Annual Meeting despite having voted previously, you may do so by following the procedure described below under “Revoking Your Proxy” and “How You May Vote in Person.”

PTC Inc. Proxy Statement	Page | 56

Additional Information About the Annual Meeting and Voting

Revoking Your Proxy

You may change your vote after you have voted as described below.

If you hold your shares in “street name” (that is, you hold your shares through a bank or a brokerage account, as most people do), you must follow the procedures required by the brokerage firm or bank through which you hold your shares to revoke your proxy. You should contact that firm or bank directly for more information on those procedures.

If you are a registered stockholder (that is, you hold your shares directly and not through a bank or brokerage account), you may revoke your proxy by following any of these procedures:

¡	Vote again using the same method you used to vote your shares (which will supersede your earlier vote);

¡	Send a letter revoking your proxy to PTC’s Secretary at the address indicated under “Stockholder Proposals and Nominations;” or

¡	Attend the Annual Meeting, notify us in writing that you are revoking your proxy and vote in person.

Confidentiality of Voting and Tabulation of the Votes

We keep all the proxies, ballots and voting tabulations confidential. Broadridge Financial Solutions, Inc. acts as tabulator and will forward to management any written comments that you make on the proxy card without providing your name.

Announcement of Voting Results

We will provide the voting results in a Current Report on Form 8-K filed with the Securities and Exchange Commission within four business days after the Annual Meeting.

Costs of Soliciting Proxies

PTC will pay all the costs of soliciting proxies. In addition to mailing the notices and providing these proxy materials, our directors and employees may solicit proxies by telephone, fax or other electronic means of communication, or in person. We will reimburse banks, brokers, nominees and other fiduciaries for the expenses they incur in forwarding the proxy materials to you.

Obtaining a Copy of Our Annual Report on Form 10-K

A copy of our Annual Report on Form 10-K for the year ended September 30, 2014 was made available with this proxy statement. You may obtain another copy of our Annual Report on Form 10-K free of charge on our website at www.ptc.com or by contacting PTC Investor Relations at:

Investor Relations
PTC Inc.
140 Kendrick Street	Phone: (781) 370-5000
Needham, MA 02494-2714	Email: ir@ptc.com

Further Questions

If you have any questions about the Annual Meeting or your ownership of PTC common stock, please contact PTC Investor Relations by telephone at (781) 370-5000 or email at IR@ptc.com.

By Order of the Board of Directors,

AARON C. VON STAATS

Secretary

January 21, 2015

PTC Inc. Proxy Statement	Page | 57

Appendix A

RECONCILIATION OF NON-GAAP MEASURES TO GAAP RESULTS

The tables below reconcile PTC’s GAAP license revenue, total revenue, operating income, net income and earnings per share to the comparable non-GAAP measures discussed in our Annual Report on Form 10-K and in this proxy statement and to the non-GAAP measures used for our performance-based compensation plans. Further detail regarding the GAAP to non-GAAP reconciling items is located in “Management’s Discussion and Analysis of Financial condition and Results of Operations - Non-GAAP Measures” on pages 27-30 of our Annual Report on Form 10-K for the year ended September 30, 2014.

PTC INC.

RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES (UNAUDITED)

(in thousands, except per share data)

	Twelve Months Ended
	September 30, 2014	September 30, 2013
GAAP license revenue	$369,691	$344,209
License revenue from acquisitions (1)	(4,911)	(1,267)

Non-GAAP license revenue for performance grants	$364,780	$342,942

GAAP revenue	$1,356,967	$1,293,541
Fair value adjustment of acquired companies’ deferred revenue	1,249	3,035

Non-GAAP revenue	1,358,216	1,296,576
Revenue from acquisitions (1)	(11,002)	(2,390)

Non-GAAP revenue for performance grants	$1,347,214	$1,294,186

GAAP operating income	$196,576	$127,324
Fair value adjustment of acquired companies’ deferred revenue	1,249	3,035
Fair value adjustment to acquired deferred costs	(167)	-
Stock-based compensation	50,889	48,787
Amortization of acquired intangible assets	50,239	45,072
Charges included in general and administrative expenses	13,096	9,855
Restructuring charges	28,406	52,197

Non-GAAP operating income (reported)	340,288	286,270
Operating loss (margin) from acquisitions (1)	10,995	(710)
Business taxes in a foreign jurisdiction (2)	-	1,881

Non-GAAP operating margin for performance grants	$351,283	$287,441

GAAP net income	$160,194	$143,769
Fair value adjustment of acquired companies’ deferred revenue	1,249	3,035
Fair value adjustment to acquired deferred costs	(167)	-
Stock-based compensation	50,889	48,787
Amortization of acquired intangible assets	50,239	45,072
Charges included in general and administrative expenses	13,096	9,855
Restructuring charges	28,406	52,197
Non-operating one-time gain	-	(5,717)
Income tax adjustments	(43,528)	(77,834)

Non-GAAP net income	$260,378	$219,164

(1)

Under the 2014 performance-based plans, revenue and operating expenses from companies that we acquired on or after October 1, 2014 are excluded from determining non-GAAP license revenue and non-GAAP operating margin. Under the 2013 performance-based plans, revenue and operating expenses from companies that we acquired on or after October 3, 2012 were excluded from determining non-GAAP operating margin.

(2)

Under the 2013 equity performance grants, business taxes in a foreign jurisdiction of $0.8 million and $1.9 million in 2014 and 2013, respectively, are excluded from non-GAAP operating margin. These taxes are not excluded under the 2014 equity performance grants.

A-1

Appendix A

PTC INC.

RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES (UNAUDITED)

(in thousands, except per share data)

	Twelve Months Ended
	September 30, 2014	September 30, 2013
GAAP diluted earnings per share	$1.34	$1.19
Fair value adjustment of acquired companies’ deferred revenue	0.01	0.03
Fair value adjustment to acquired deferred costs	-	-
Stock-based compensation	0.42	0.40
Amortization of acquired intangible assets	0.42	0.37
Charges included in general and administrative expenses	0.11	0.08
Restructuring charges	0.24	0.43
Non-operating one-time gain	-	(0.05)
Income tax adjustments	(0.36)	(0.64)

Non-GAAP diluted earnings per share	$2.17	$1.81

Diluted weighted average shares outstanding	119,984	121,240

Operating margin impact of non-GAAP adjustments:
GAAP operating margin	14.5%	9.8%
Fair value adjustment of acquired companies’ deferred revenue	0.1%	0.2%
Fair value adjustment to acquired deferred costs	0.0%	0.0%
Stock-based compensation	3.8%	3.8%
Amortization of acquired intangible assets	3.7%	3.5%
Charges included in general and administrative expenses	1.0%	0.8%
Restructuring charges	2.1%	4.0%

Non-GAAP operating margin (reported)	25.1%	22.1%

Non-GAAP operating margin for performance grants	26.1%	22.2%

A-2

Appendix B

PTC INC.

2009 Executive Cash Incentive Performance Plan

1.    Purpose. The purpose of the Plan is to provide incentives in the form of cash bonuses to the Company’s executive officers who make significant contributions to the Company’s success and profitability. Awards under the Plan are intended to qualify as performance-based compensation under Section 162(m) of the Code. This Plan amends and restates the Executive Incentive Performance Plan adopted December 7, 2004.

2.    Administration. This Plan shall be administered by the Committee. Subject to the express terms of the Plan, the Committee shall have full power and authority to construe, interpret and administer the Plan. The Committee shall have the authority to adopt, alter and repeal such rules, regulations, policies, guidelines and practices governing the operation of the Plan as it shall from time to time consider advisable, necessary or appropriate for the administration of the Plan. The Committee’s decisions hereunder shall be final and binding. No member of the Committee shall be liable for any action or determination made in good faith with respect to this Plan or any Bonus Award.

3.    Eligibility. Executive officers capable of contributing to the successful performance of the Company are eligible to receive Bonus Awards for a Performance Period under the Plan, as selected by the Committee in its sole discretion. No officer shall at any time have the right to be selected as a Participant nor, having been selected as a Participant for one Performance Period, to be selected as a Participant for any other Performance Period.

4.    Bonus Awards.

(a) The Committee, in its sole discretion, shall from time to time: (i) determine the executive officers who will participate in the Plan; (ii) set one or more potential bonus amounts for each Participant for each Performance Period; (iii) establish Performance Goals and any other terms and conditions applicable to Participants’ Bonus Awards for each Performance Period; (iv) calculate and determine each Participant’s level of attainment of such goals; and (v) calculate the Bonus Award for each Participant based upon such level of attainment.

(b) A Participant’s potential bonus(es) and applicable Performance Goals established under the Plan shall be evidenced by a writing delivered to the Participant prior to or during the Performance Period for which such Bonus Award may be made and containing such other terms and conditions not inconsistent with the provisions of the Plan as the Committee considers necessary or advisable to achieve the purposes of the Plan or to comply with applicable tax and regulatory laws and accounting principles.

(c) Bonus Awards will be earned by a Participant based upon the level of attainment of his or her Performance Goals during the Performance Period; provided that the Committee may reduce the amount of any Bonus Award in its sole and absolute discretion notwithstanding the achievement of any of the stated Performance Goals, and the Participant shall have no claim with respect to the amount by which the Bonus Award was reduced.

(d) Unless otherwise determined by the Committee, each Bonus Award awarded under the Plan shall be a Section 162(m) Bonus Award and will be subject to the following requirements:

(i) No Section 162(m) Bonus Award may be paid in years after 2009 unless and until the Company’s shareholders have approved the Plan in a manner which complies with the shareholder approval requirements set forth in Section 162(m) of the Code or any successor provision.

(ii) The maximum amount of a Section 162(m) Bonus Award that may be paid to any Participant based on one or more Performance Periods ending in a fiscal year shall be $10 million.

(iii) The Performance Goals, and the maximum, target and/or threshold (as applicable) bonus amounts payable upon attainment thereof, must be established by the Committee within the time period required to qualify for the performance-based compensation exception to Section 162(m) of the Code or any successor provision.

Appendix B

(iv) No Section 162(m) Bonus Award may be paid until the Committee has certified the level of attainment of the applicable Performance Goals.

5.    Performance Goals. Performance Goals shall relate to the performance (defined by absolute and/or relative measures) of the Company, any of its divisions, business units, subsidiaries, products or lines of business, and/or the Participant individually. The Committee may determine the threshold, target(s), or other levels of performance that must be achieved, with corresponding threshold, target, maximum, upside, or other bonus payments contingent upon the attainment of the relevant Performance Goals. In establishing the performance levels, the Committee may specify the measures to be used to evaluate Performance Goal achievement and the weighting of each Performance Goal. Performance Goals may be measured: individually, alternatively or in any combination, including through an index; with respect to the Company, a Company subsidiary, division, business unit, product line, product or any combination of the foregoing; on an absolute basis, or relative to a target, to a designated comparison group, to results in other periods or to other external measures. The Committee may specify any reasonable definition of the measures it uses. Such definitions may provide for reasonable adjustments to the measures and may include or exclude items, including but not limited to: extraordinary or unusual and nonrecurring gains or losses, litigation or claim judgments or settlements, material changes in tax laws, acquisitions or divestitures, the cumulative effect of accounting changes, asset write-downs, restructuring charges, the impact of changes in foreign exchange rates or the results of discontinued operations or products.

6.    Payments.

(a)  Within a reasonable time after the end of any Performance Period (which may at the Committee’s discretion be after the Company’s receipt of an audit opinion on its financial statements in the case of a fiscal year period) and before payment of any Bonus Award, the Committee shall determine the extent to which the respective Performance Goals and any other material terms of the Bonus Awards have been satisfied. Except as provided in an employment or other agreement between the Participant and the Company, a Participant shall be eligible to receive payment of the Bonus Award earned during a Performance Period if the Participant is employed on the last day of the Performance Period and regardless of any subsequent termination of employment prior to the actual payment of the Bonus Award. Payment of an earned Bonus Award shall be made in cash and shall made no later than March 15 of the calendar year following the close of the Performance Period (or if later, by the 15th day of the third month following the end of the Company’s fiscal year containing the last day of the Performance Period).

(b)  The Committee shall determine the effect on any payment under the Plan of the disability or death of a Participant. The Committee may in its discretion at any time modify or terminate any Participant’s eligibility for any payment hereunder if the Committee determines that the Participant has engaged in activity in competition with, or otherwise harmful to the interests of, the Company. Except as provided in the preceding sentence or in Section 7 below, the Committee may not exercise any discretionary authority it may otherwise have under this Plan with respect to any Section 162(m) Bonus Award to waive the achievement of the applicable Performance Goals, to increase the amount payable pursuant thereto or otherwise take any action, that would cause such award to cease to qualify as a Section 162(m) Bonus Award.

(c)  Any Bonus Award paid for the Company’s fiscal 2013 year or thereafter is subject to recoupment by the Company pursuant to the Company’s Executive Compensation Recoupment Policy as in effect on the grant date of such Bonus Award.

7.    Change in Control. In order to preserve a Participant’s rights hereunder in the event of a Change in Control, the Committee in its discretion may, at any time, take one or more of the following actions: (i) provide for the acceleration of any time period relating to any payment hereunder, (ii) provide for payment to the Participant upon the Change in Control of cash or other property equal to the amount that would otherwise have been paid hereunder, (iii) adjust the criteria applicable to the payment of any amount hereunder in a manner determined by the Committee to reflect the

Appendix B

Change in Control, (iv) cause the Company’s obligations under this Plan to be assumed, or new obligations substituted therefor, by another entity, or (v) make such other provision as the Committee may consider equitable to Participants and in the best interests of the Company.

8.    Definitions. As used in the Plan, the following capitalized shall have the meanings indicated:

“Board” means the Board of Directors of the Company.

“Bonus Award” means a cash award, as determined by the Committee, to be granted to a Participant subject to the achievement of one or more Performance Goals and such other terms and conditions as the Committee may impose.

“Change in Control” means the occurrence of any of the following events:

(i)        any “person,” as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (other than the Company, any trustee or other fiduciary holding securities under an employee benefit plan of the Company, or any corporation owned directly or indirectly by the stockholders of the Company in substantially the same proportion as their ownership of stock in the Company) is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 50% or more of the combined voting power of the Company’s then outstanding securities (other than as a result of acquisitions of such securities from the Company);

(ii)        individuals who, as of the date of adoption hereof, constitute the Board of Directors of the Company (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board, provided that any person becoming a director subsequent to the adoption hereof whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board (other than an election or nomination of an individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of the directors of the Company) shall be, for purposes of this Plan, considered to be a member of the Incumbent Board;

(iii)        the consummation of a merger, share exchange or consolidation of the Company or any subsidiary of the Company with any other corporation (each a “Business Combination”), other than (A) a Business Combination that would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of another entity) beneficial ownership, directly or indirectly, of a majority of the combined voting power of the Company or the surviving entity (including any person that, as a result of such transaction, owns all or substantially all of the Company’s assets either directly or through one or more subsidiaries) outstanding immediately after such Business Combination or (B) a merger, share exchange or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no “person” (as defined above) is or becomes the beneficial owner of 50% or more of the combined voting power of the Company’s then outstanding securities; or

(iv)        the stockholders of the Company approve (A) a plan of complete liquidation of the Company; or (B) an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets but excluding a sale or spin-off of a product line, business unit or line of business of the Company if the remaining business is significant as determined by the Committee in its sole discretion.

“Code” means the Internal Revenue Code of 1986, as amended.

“Committee” means a committee appointed by the Board to administer the Plan and comprised of not less than two members of the Board, each of whom is an “outside director” within the meaning of Section 162(m) of the Code.

Appendix B

“Company” means PTC Inc., a Massachusetts corporation.

“Participant” means any executive officer selected by the Committee to participate in the Plan.

“Performance Goals” means objective performance criteria established by the Committee with respect to Section 162(m) Bonus Awards. Performance Goals may be based on any one or more of the following criteria: revenue; revenue growth; sales; expenses; margins; net income; earnings or earnings per share; cash flow; shareholder return; return on investment; return on invested capital, assets, or equity; profit before or after tax; operating profit; return on research and development investment; market capitalization; new product releases; quality improvements; brand or product recognition or acceptance (including market share); cycle time reductions; customer satisfaction measures; strategic positioning or marketing programs or campaigns; strategic accounts or alliances or partnerships; business or information systems or organizational improvements; expense management; infrastructure support programs; human resource programs; customer programs; technology development programs; merger or acquisition integration.

“Performance Period” means the period of time during which performance is measured to determine the level of attainment of a Bonus Award, which shall be the fiscal year of the Company or other period as determined by the Committee.

“Plan” means the PTC Inc. 2009 Executive Cash Incentive Performance Plan.

“Section 162(m) Bonus Award” means a Bonus Award which is intended to qualify for the performance-based compensation exception to Section 162(m) of the Code.

9.    Unfunded Plan. The Plan shall be unfunded. The Company shall not be required to segregate any assets for payment under the Plan, nor shall the Plan be construed as providing for such segregation, nor shall the Company, the Board of Directors or the Committee be deemed to be a trustee of any amount payable under the Plan. Any liability of the Company to any Participant under the Plan shall be based solely upon any contractual obligations that may be created pursuant to the Plan, and no such obligation of the Company shall be deemed to be secured by any pledge or other encumbrance on any property of the Company. The Plan is not intended to be subject to the Employee Retirement Income Security Act of 1974, as amended.

10.    Non-Transferability. A Participant shall not assign, sell, encumber, transfer or otherwise dispose of any rights or interests under the Plan other than by will or the laws of descent and distribution. Any attempted disposition shall be null and void.

11.    No Right to Continued Employment. Neither the adoption, maintenance or operation of the Plan nor any notification of a potential bonus hereunder shall confer upon any person any right with respect to continued employment with the Company nor shall they interfere with the rights of the Company at any time to terminate or otherwise change the terms of his or her employment, including, without limitation, the right to promote, demote or otherwise re-assign any employee from one position to another within the Company or any of its affiliates.

12.    Withholding. The Company shall withhold or cause to be withheld from any or all cash payments paid under the Plan all amounts necessary to satisfy all federal, state, local, foreign and other taxes required by law to be withheld with respect to such payments.

13.    Amendment and Termination of Plan. The Committee may, from time to time, amend, suspend or terminate the Plan in order to comply with any legal requirements or for any other purpose, or no purpose, as permitted by law; provided, however, that no amendment may be made without the approval of the Company’s shareholders if the effect of such amendment would be to cause outstanding or pending Section 162(m) Bonus Award to cease to qualify for the performance-based compensation exception to Section 162(m) of the Code. The Committee shall determine the effect

Appendix B

of any such action on any proposed payment(s) under the Plan. The material terms of the Performance Goals shall be submitted to the Company’s shareholders for reapproval at such times as are required for the Bonus Awards to qualify as performance-based compensation under Section 162(m) of the Code.

14.    Governing Law. The Plan shall be governed by, and construed in accordance with, the internal laws of the Commonwealth of Massachusetts.

Adopted November 3, 2009,

as revised through November 5, 2012

PTC INC. 140 KENDRICK STREET NEEDHAM, MA 02494

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Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
	M80564-P57921	KEEP THIS PORTION FOR YOUR RECORDS

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DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

PTC INC.	For Withhold For All To withhold authority to vote for any All All Except individual nominee(s), mark “For All
The Board of Directors recommends you vote Except” and write the number(s) of the FOR ALL nominees: nominee(s) on the line below. Vote on Directors ☐ ☐ ☐

1.     Elect seven directors to serve until the 2016

        Annual Meeting of Stockholders.

        Nominees:

        01)    Thomas Bogan                05)    Paul Lacy

        02)    Janice Chaffin                 06)    Robert Schechter

        03)    Donald Grierson             07)    Renato Zambonini

        04)    James Heppelmann

Vote on Proposals

The Board of Directors recommends you vote FOR the following proposals:		For	Against	Abstain

2.	Advisory vote to approve the compensation of our named executive officers (say-on-pay).	☐	☐	☐

3.	Re-Approve the performance goals under the 2009 Executive Cash Incentive Performance Plan.	☐	☐	☐

4.	Advisory vote to confirm the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the current fiscal year.	☐	☐	☐

For address changes and/or comments, please check this box and write them ☐ on the back where indicated. Please indicate if you plan to attend this meeting. ☐ ☐ Yes No

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney,

executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

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M80565-P57921

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

PTC INC.

PROXY FOR THE 2015 ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MARCH 4, 2015

The undersigned, revoking all prior proxies, hereby appoints Aaron von Staats and Catherine Gorecki, or either of them acting singly, as proxies, each with the power to appoint a substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of the ballot, all of the shares of common stock of PTC Inc. (“PTC”) that the undersigned is entitled, if personally present, to vote at the 2015 Annual Meeting of Stockholders to be held at 8:00 a.m., local time, on Wednesday, March 4, 2015 at The Ritz-Carlton Hotel & Resort, 280 Vanderbilt Beach Road, Naples, Florida 34108, and any adjournment or postponement thereof.

You may vote at the Annual Meeting if you were a PTC stockholder at the close of business on January 5, 2015. Your attendance at the Annual Meeting will not be deemed to revoke this proxy unless you revoke this proxy in writing and vote in person at the Annual Meeting. Along with this proxy, we are sending you Notice of the Annual Meeting and the related Proxy Statement, as well as our Annual Report to Stockholders, including our Annual Report on Form 10-K with our financial statements, for the year ended September 30, 2014.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE UNDERSIGNED STOCKHOLDER. IF THE SIGNED PROXY IS RETURNED BUT NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES FOR THE BOARD OF DIRECTORS LISTED ON THE REVERSE SIDE, AND FOR PROPOSALS 2, 3 AND 4. THE PROXIES ARE AUTHORIZED TO VOTE IN THEIR DISCRETION UPON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE.

CONTINUED AND TO BE SIGNED ON REVERSE SIDE